Exhibit 10.1

EXECUTION COPY

Unpublished CUSIP Number: 92827NAA5

364-DAY REVOLVING CREDIT AGREEMENT

DATED AS OF JANUARY 31, 2013

AMONG

VISA INC., VISA INTERNATIONAL SERVICE ASSOCIATION,

AND VISA U.S.A. INC.,

AS BORROWERS,

THE LENDERS,

AND

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A.,

AS SYNDICATION AGENT

CITIBANK, N.A.,

STANDARD CHARTERED BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF CHINA, LOS ANGELES BRANCH

AND

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY,

AS DOCUMENTATION AGENTS

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

STANDARD CHARTERED BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION,

WELLS FARGO SECURITIES, LLC,

BANK OF CHINA, LOS ANGELES BRANCH

AND

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

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2.23	Non-Receipt of Funds by the Administrative Agent	39

2.24	Participations in Swing Loans	40

2.25	Intentionally Omitted	42

2.26	Judgment Currency	42

2.27	Increase in Commitments	42

2.28	Replacement of Lenders	43

2.29	Defaulting Lenders	44

ARTICLE III - YIELD PROTECTION; TAXES		46

3.1	Taxes	46

3.2	Illegality	51

3.3	Inability to Determine Rates	51

3.4	Increased Costs	52

3.5	Compensation for Losses	53

3.6	Mitigation of Obligations; Replacement of Lenders	53

3.7	Matters Applicable to All Requests for Compensation	54

3.8	Survival	54

ARTICLE IV - CONDITIONS PRECEDENT		55

4.1	Conditions to Closing Date	55

4.2	Each Advance	56

ARTICLE V - REPRESENTATIONS AND WARRANTIES		56

5.1	Existence and Standing	56

5.2	Authorization and Validity	56

5.3	No Conflict; Government Consent	57

5.4	Financial Statements	57

5.5	Material Adverse Change	57

5.6	Taxes	58

5.7	Litigation	58

5.8	Intentionally Omitted	58

5.9	Intentionally Omitted	58

5.10	Accuracy of Information	58

5.11	Regulation U	58

5.12	OFAC	58

5.13	Compliance With Laws	58

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5.14	Ownership of Properties	58

5.15	Plan Assets; Prohibited Transactions	59

5.16	Environmental Matters	59

5.17	Investment Company Act	59

5.18	ERISA	59

ARTICLE VI - COVENANTS		59

6.1	Financial Reporting	59

6.2	Use of Proceeds	62

6.3	Notice of Default	62

6.4	Conduct of Business	62

6.5	Taxes	62

6.6	Insurance	62

6.7	Compliance with Laws	62

6.8	Maintenance of Properties	62

6.9	Inspection	63

6.10	Mergers, Etc.	63

6.11	Intentionally Omitted	63

6.12	Liens	63

6.13	Intentionally Omitted	64

6.14	Intentionally Omitted	64

6.15	Intentionally Omitted	64

6.16	Books and Records	64

6.17	Consolidated Indebtedness to Consolidated EBITDA Ratio	64

ARTICLE VII - EVENTS OF DEFAULT		64

ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		66

8.1	Acceleration	66

8.2	Dollar Conversion and Assignment of Obligations	66

8.3	Amendments	67

8.4	Preservation of Rights	68

ARTICLE IX - GENERAL PROVISIONS		69

9.1	Survival of Representations	69

9.2	Intentionally Omitted	69

9.3	Headings	69

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9.4	Entire Agreement	69

9.5	Several Obligations; Benefits of this Agreement	69

9.6	Expenses; Indemnification	69

9.7	Non-reliance	71

9.8	Severability of Provisions	71

9.9	Nonliability of Lenders	72

9.10	Confidentiality	72

9.11	No Advisory or Fiduciary Responsibility	73

9.12	Disclosure	73

9.13	Termination of Existing Agreement	73

ARTICLE X - THE ADMINISTRATIVE AGENT		74

10.1	Appointment and Authority	74

10.2	Rights as a Lender	74

10.3	Exculpatory Provisions	74

10.4	Reliance by Administrative Agent	75

10.5	Delegation of Duties	75

10.6	Resignation of Administrative Agent	76

10.7	Non-Reliance on Administrative Agent and Other Lenders	77

10.8	No Other Duties, Etc.	77

10.9	Administrative Agent May File Proofs of Claim	77

ARTICLE XI - Guarantee		78

11.1	Guarantee	78

11.2	Acknowledgments, Waivers and Consents	78

11.3	Reinstatement	81

11.4	Subrogation	81

11.5	Remedies	81

11.6	Payments	81

11.7	Solvency	81

ARTICLE XII - SETOFF; RATABLE PAYMENTS		81

12.1	Setoff	81

12.2	Ratable Payments	82

ARTICLE XIII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		82

13.1	Successors and Assigns	82

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13.2	Participations	82

13.3	Assignments	84

13.4	Tax Treatment	87

ARTICLE XIV - NOTICES		87

14.1	Notices	87

14.2	Change of Address	88

14.3	Reliance by Administrative Agent and Lenders	89

ARTICLE XV - COUNTERPARTS		89

ARTICLE XVI - CHOICE OF LAW; CONSENT TO JURISDICTION;		89

16.1	CHOICE OF LAW	89

16.2	CONSENT TO JURISDICTION	89

16.3	WAIVER OF JURY TRIAL	90

16.4	USA PATRIOT Act Notice	90

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SCHEDULES

Schedule 1	Commitment Schedule
Schedule 2	Pricing Schedule
Schedule 3	Certain Lending Installation and Notice Addresses
Schedule 4	Mandatory Cost Rate for Eurocurrency Loans, Sterling Swing Loans and Euro Swing Loans
Schedule 5.7	Litigation

EXHIBITS

Exhibit A	[Intentionally Omitted]
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Note
Exhibit F	Form of Revolving Advance Borrowing Notice
Exhibit G	Form of Swing Loan Borrowing Notice
Exhibit H	Form of Conversion/Continuation Notice
Exhibit I-1	Form of U.S. Tax Compliance Certificate
Exhibit I-2	Form of U.S. Tax Compliance Certificate
Exhibit I-3	Form of U.S. Tax Compliance Certificate
Exhibit I-4	Form of U.S. Tax Compliance Certificate

vi	364-Day Revolving Credit Agreement

364-DAY REVOLVING CREDIT AGREEMENT

THIS 364-DAY REVOLVING CREDIT AGREEMENT dated as of January 31, 2013, is among Visa Inc., a Delaware corporation (“Visa Inc.”), Visa International Service Association, a Delaware corporation (“Visa International”), and Visa U.S.A. Inc., a Delaware corporation (“Visa U.S.A.”; together with Visa Inc. and Visa International, each a “Borrower” and collectively the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent for the Lenders. The parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1.    Definitions. As used in this Agreement:

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreed Currencies” means (a) Dollars, (b) so long as such currencies remain Eligible Currencies, Pounds Sterling, Euros and Yen and (c) any other Eligible Currency which any Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Multi-Currency Revolving Lenders.

“Agreement” means this 364-day revolving credit agreement.

“Applicable Margin” means, with respect to Eurocurrency Advances, Base Rate Advances, Foreign Currency Swing Loans, Euro Swing Loans and U.S. Swing Loans at any time, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule attached hereto as Schedule 2.

“Appropriate Foreign Currency” means (a) with respect to the Yen Swing Lender, Yen and (b) with respect to the Sterling Swing Lender, Pounds Sterling.

“Appropriate Foreign Currency Swing Lender” means (a) with respect to Yen Swing Loans and any payments in respect thereof (including payments of interest thereon), the Yen Swing Lender and (b) with respect to Sterling Swing Loans and any payments in respect thereof (including payments of interest thereon), the Sterling Swing Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Standard Chartered Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, Wells Fargo Securities, LLC, Bank of China, Los Angeles Branch and Canadian Imperial Bank of Commerce, New York Agency, in their capacity as joint lead arrangers and joint book runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.3.1(c)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Authorized Officer” means each of the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the applicable Borrower, or, except for purposes of Sections 6.1(a) and 6.1(b), any of their respective authorized designees identified from time to time in writing to the Administrative Agent and having the authorities set forth in such writing (with accompanying incumbency certification) by the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the applicable Borrower. Unless the provisions of this Agreement or any other Loan Document specifically require that any action by any Borrower be undertaken or effected by two Authorized Officers on behalf of such Borrower, such action shall be permitted to be undertaken or effected by one Authorized Officer on behalf of such Borrower, provided that all Revolving Advance Borrowing Notices and Swing Loan Borrowing Notices and all notices described in Section 2.13(e) shall in any case be required to be given by two Authorized Officers.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Daily Floating One Month Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means a Revolving Advance which, except as otherwise provided in Section 2.15, bears interest at the Base Rate.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.15, bears interest at the Base Rate.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

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“Borrower Materials” is defined in Section 6.1.

“Borrowing Date” means a date on which a Revolving Advance, a Foreign Currency Swing Loan, a Euro Swing Loan or a U.S. Swing Loan is made hereunder.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of (i) Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York and London (and, in the case of any borrowing, payment or rate selection of Eurocurrency Advances denominated in Yen, Tokyo or, in the case of any borrowing, payment or rate selection of Eurocurrency Advances denominated in Euros, Frankfurt) for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and other Agreed Currencies are carried on in the London interbank market (and, in the case of a Eurocurrency Advance denominated in Euros, such day is a TARGET Day), (ii) Sterling Swing Loans, a day (other than a Saturday or Sunday) on which banks generally are open in London for the conduct of substantially all of their commercial lending activities and dealings in Pounds Sterling are carried on in the London interbank market, (iii) Euro Swing Loans, a day (other than a Saturday or Sunday) that is a TARGET Day and a day on which banks generally are open in London for the conduct of substantially all of their commercial lending activities and dealings in Euros are carried on in the London interbank market, (iv) Yen Swing Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Tokyo for the conduct of substantially all of their commercial lending activities and dealings in Yen are carried on in the Tokyo interbank market and (b) for all other purposes, including any borrowing, payment or rate selection of U.S. Swing Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

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“Change of Control” means an event or series of events by which (a) any person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall acquire “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 35% or more of the outstanding capital stock having ordinary voting power in the election of directors of Visa Inc. or (ii) shall obtain the power (whether or not exercised) to elect a majority of Visa Inc.’s directors or (b) Visa Inc. ceases to own, directly or indirectly, 100% of the equity membership or other similar ownership interests of Visa International or Visa U.S.A.

“Class” means, with respect to any Revolving Advance, its nature as a Dollar Revolving Advance or a Multi-Currency Revolving Advance.

“Closing Date” means January 31, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Dollar Revolving Commitment, a Multi-Currency Revolving Commitment, a Foreign Currency Swing Commitment, a Euro Swing Commitment or a U.S. Swing Commitment, as applicable.

“Commitment Fee Rate” means, at any time, with respect to the commitment fees payable pursuant to Section 2.11.1, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule attached hereto as Schedule 2.

“Compensation Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Agreed Currency (other than Dollars), the Overnight Rate.

“Confidential Information” means any information with respect to any Borrower or any of its Subsidiaries (including Excluded Subsidiaries) or Affiliates furnished to the Administrative Agent or any Arranger or Lender pursuant to or in connection with any of the Loan Documents; provided that Confidential Information does not include information which (a) is or becomes generally available to the public, other than as a result of a disclosure or a failure to maintain confidentiality by the Administrative Agent or any Arranger or Lender, or any of their respective Related Parties, in breach of Section 9.10, (b) was known to the Administrative Agent or any Arranger or Lender to be on a non-confidential basis prior to its disclosure to such party by such Borrower or any of its Related Parties or (c) is disclosed to the Administrative Agent or any Arranger or Lender on a non-confidential basis by a Person, other than such Borrower or any of its Subsidiaries (including Excluded Subsidiaries), Affiliates or Related Parties, who is not known by the Administrative Agent or any Arranger or Lender, after reasonable inquiry, to be bound by a confidentiality agreement with such Borrower or otherwise prohibited from transmitting such information to the Administrative Agent or any Arranger or Lender.

“Consolidated EBITDA” means, for any period, for Visa Inc. and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net

4	364-Day Revolving Credit Agreement

Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by Visa Inc. and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense reducing such Consolidated Net Income and (iv) other expenses of Visa Inc. and its Subsidiaries deducted in determining such Consolidated Net Income to the extent that they do not represent a cash item in such period, including, without limitation, amortization of contract acquisition costs and the litigation provision (other than in respect of the Covered Litigation, which is excluded in determining Consolidated Net Income) and minus, without duplication, (b) the following: (x) non-cash items increasing Consolidated Net Income for such period and (y) contract acquisition costs that are paid during such period.

“Consolidated Indebtedness” means, as of any date of determination, for Visa Inc. and its Subsidiaries on a consolidated basis, all Indebtedness.

“Consolidated Indebtedness to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness of Visa Inc. and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters of Visa Inc. and its Subsidiaries ended on or most recently prior to such date.

“Consolidated Interest Charges” means, for any period, for Visa Inc. and its Subsidiaries on a consolidated basis, the sum of (a) the line item for interest payments on debt and capital leases as disclosed on the Supplemental Disclosure of Cash Flow Information associated with the Consolidated Statements of Cash Flow of Visa Inc. and its Subsidiaries for such period and (b) any other interest paid in cash in such period.

“Consolidated Net Income” means, for any period, for Visa Inc. and its Subsidiaries on a consolidated basis, an amount equal to net income before (a) extraordinary items, (b) accruals for litigation and litigation settlement of the Covered Litigation (but not for any litigation that is not Covered Litigation) and (c) the effect of any cumulative change in accounting principles, determined in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Conversion Date” is defined in Section 8.2(a).

“Covered Litigation” has the meaning given such term in the Form 10-K filed by Visa Inc. with the Securities and Exchange Commission on November 16, 2012.

“Currency Reference Rate” means any of the Daily Floating One Month Rate, the Eurocurrency Rate or the Overnight Rate.

“Daily Floating One Month Rate” means for any day with respect to any Agreed Currency, the rate per annum equal to (a)(i) in the case of a currency other than Euros, the British Bankers Association LIBOR Rate or, in the case of Euros, the European Banking Federation

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EURIBOR Rate (or, in each case, the Person which succeeds the British Bankers Association or the European Banking Federation in the determination of such rates), appearing on the applicable page of the Reuters Telerate Service (or other commercially available source providing quotations of such rates as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time or, in the case of Euros, Frankfurt time), on such day (or, if such rate is applicable in determining the U.S. Swing Rate and such day is not a Business Day in London, the immediately preceding day that is a Business Day in London) for deposits in the relevant currency being delivered in the London or other applicable offshore interbank market for a term of one month commencing on such day (or, if such rate is applicable in determining the U.S. Swing Rate and such day is not a Business Day in London, the immediately preceding day that is a Business Day in London) or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on such day (or, if such rate is applicable in determining the U.S. Swing Rate and such day is not a Business Day in London, the immediately preceding day that is a Business Day in London) in Same Day Funds in the approximate amount of the Base Rate Advance or Swing Loan (as applicable) being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other applicable offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time or, in the case of Euros, Frankfurt time) on such day (or, if such rate is applicable in determining the U.S. Swing Rate and such day is not a Business Day in London, the immediately preceding day that is a Business Day in London), divided by (b) one minus the Eurocurrency Reserve Percentage.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.29(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Swing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans and including pursuant to Section 8.2) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent or any Swing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers) or (d) has, or has a direct or indirect parent

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company that has, (i) become the subject of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.29(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the Swing Lenders and each other Lender promptly following such determination.

“Dollar Amount” of any currency at any date means (a) the amount of such currency if such currency is Dollars or (b) the Equivalent Amount.

“Dollar Pro Rata Share” means:

(a)     with respect to an amount of credit to be extended or purchased or an amount to be otherwise paid (other than with respect to the purchase of a participation in a U.S. Swing Loan) by any Dollar Revolving Lender hereunder at any time on or prior to the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Dollar Revolving Commitment of such Dollar Revolving Lender at such time and the denominator of which is the amount of the Dollar Total Commitment at such time; and

(b)     with respect to an amount to be paid (other than with respect to a funded participation in a U.S. Swing Loan) to or for the account of any Dollar Revolving Lender at any time prior to the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of the amount of the Total Outstandings owed to such Dollar Revolving Lender at such time and the denominator of which is the amount of the Total Outstandings owed to all Dollar Revolving Lenders at such time.

“Dollar Revolving Advance” means a borrowing hereunder (a) made available by the Dollar Revolving Lenders on the same Borrowing Date or (b) converted or continued by the Dollar Revolving Lenders on the same date of conversion or continuation, consisting of the aggregate amount of the several Dollar Revolving Loans and, in the case of Eurocurrency Loans, for the same Interest Period.

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“Dollar Revolving Commitment” means, with respect to any Dollar Revolving Lender at any time, the obligation of such Dollar Revolving Lender to make Dollar Revolving Loans and participate in U.S. Swing Loans not exceeding the amount set forth on Schedule 1 or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 13.3.1, as such amount may be modified from time to time pursuant to the terms hereof.

“Dollar Revolving Lender” means each lending institution listed on Schedule 1 as a Dollar Revolving Lender or added as a Dollar Revolving Lender pursuant to Section 2.27 and its successors and assigns, in each case other than any such lending institution that has ceased to be a Dollar Revolving Lender hereunder pursuant to Section 2.28 or an Assignment and Assumption.

“Dollar Revolving Loan” means, with respect to a Dollar Revolving Lender, any loan made by such Dollar Revolving Lender pursuant to Article II (or any conversion or continuation thereof).

“Dollar Total Commitment” means the aggregate amount of the Dollar Revolving Commitments of all Dollar Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“Dollars” and “U.S.$” means the lawful currency of the United States of America.

“Eligible Affiliate or Approved Fund” means an Affiliate of a Lender or an Approved Fund that is regularly engaged in the business of making loans of the type evidenced by this Agreement and either (a) that has a rating of its senior unsecured long-term debt securities of A- or better by S&P or A3 or better by Moody’s or (b) has been approved by the Administrative Agent, each Swing Lender and Visa Inc. (as may be required under Section 13.3.1(c)) as an Eligible Affiliate or Approved Fund, which approval shall be promptly given by the applicable Person unless such Person reasonably believes that such Affiliate or Approved Fund does not have the assets or liquidity or access to the assets or liquidity to honor its Commitment to make Loans and its other obligations hereunder when required to do so.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Swing Lenders, and (ii) unless an Event of Default has occurred and is continuing, Visa Inc. (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Borrower or any Borrowers’ Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and provided, further, that an Eligible Assignee shall include only a Revolving Lender, an Affiliate of such a Lender or another Person, which, through its Lending Installations, is capable of lending the applicable Agreed Currencies to the Borrowers without the imposition of any Taxes or Other Taxes, as the case may be.

8	364-Day Revolving Credit Agreement

“Eligible Currency” means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Multi-Currency Revolving Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Multi-Currency Revolving Lenders and the Borrowers, and such currency shall no longer be an Agreed Currency until such time as all Multi-Currency Revolving Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“EMU Legislation” means the legislative measure of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” means, with respect to any amount denominated in any Agreed Currency (other than Dollars), the equivalent amount thereof in Dollars as determined by the Administrative Agent or an applicable Swing Lender, as the case may be, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Agreed Currency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s Controlled Group.

“ERISA Event” means (a) with respect to a Plan, the occurrence of any reportable event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived; (b) any action pursuant to Section 4041 or 4041A of ERISA with respect to any Plan to terminate such plan; (c) a trustee shall be appointed by the appropriate United States District Court to administer any Plan; (d) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any such Plan; (e) any Borrower or any ERISA Affiliate shall have been notified that it has incurred Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA); (f) the determination that any Plan is considered an “at-risk”

9	364-Day Revolving Credit Agreement

plan or a plan in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Euro” and the sign “€” mean the lawful currency of Participating Member States introduced in accordance with the EMU Legislation.

“Euro Swing Commitment” means the amount set forth on Schedule 1, as such amount may be modified from time to time pursuant to the terms hereof. The Euro Swing Commitment is a subset of the Multi-Currency Total Commitment and does not increase the total amount available to be borrowed hereunder.

“Euro Swing Lender” means the lending institution listed on Schedule 1 as the Euro Swing Lender and its successors and assigns or such other Lender which may succeed to its rights and obligations as the Euro Swing Lender pursuant to the terms of this Agreement.

“Euro Swing Loan” means a loan denominated in Euros made by the Euro Swing Lenders to any Borrower pursuant to Article II.

“Euro Swing Rate” means, for any day with respect to each Euro Swing Loan, the rate per annum equal to the greater of (a) the Overnight Rate and (b) the Daily Floating One Month Rate, in each case plus the applicable Mandatory Cost Rate for such Euro Swing Loan.

“Eurocurrency Advance” means a Revolving Advance which, except as otherwise provided in Section 2.15, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Base Rate” means for any Interest Period with respect to a Eurocurrency Advance denominated in any Agreed Currency, the rate per annum equal to, in the case of a currency other than Euros, the British Bankers Association LIBOR Rate or, in the case of Euros, the European Banking Federation EURIBOR Rate (or, in each case, the Person which succeeds the British Bankers Association or the European Banking Federation in the determination of such rates), appearing on the applicable page of the Reuters Telerate Service (or other commercially available source providing quotations of such rates as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time or, in the case of Euros, Frankfurt time), two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time or, in the case of Euros, Frankfurt time) two Business Days prior to the commencement of such Interest Period.

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Notwithstanding the foregoing, the Eurocurrency Base Rate will be deemed to be 0.00% per annum if the Eurocurrency Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 0.00%.

“Eurocurrency Loan” means a Revolving Loan, which, except as otherwise provided in Section 2.15, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The applicable Currency Reference Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” means an event described in Article VII.

“Excluded Subsidiary” means a subsidiary of Visa Inc. designated as an Excluded Subsidiary in a written notice from Visa Inc. to the Administrative Agent; provided that (a) no such designation may be made if a Default or Event of Default exists or would exist immediately before and after giving effect to such designation, (b) no Excluded Subsidiary may be a Material Subsidiary and (c) Excluded Subsidiaries, in the aggregate (as if considered a single entity), may not be a Material Subsidiary (except that for this purpose, the “10 percent” appearing in the definition of “significant subsidiary” in Regulation S-X under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, shall be deemed to read “20 percent”). For the avoidance of doubt, as of the Closing Date, CMP, S.A. and Platco, S.A. shall be deemed to be Excluded Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any

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Borrower under Section 2.28) or (ii) such Lender changes its Lending Installation, except in each case to the extent that, pursuant to Section 3.1(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Agreement” means the Five-Year Revolving Credit Agreement dated as of February 15, 2008, as it may have heretofore been amended or modified, among the Borrowers, various financial institutions and Bank of America, as administrative agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; and provided, further, that, for purposes of determining the U.S. Swing Rate, if any U.S. Swing Lender determines in good faith that the heretofore defined Federal Funds Rate does not or will not adequately and fairly reflect the rate on overnight federal funds transactions on the day of borrowing of a U.S. Swing Loan or on any subsequent day that such U.S. Swing Loan is outstanding and such U.S. Swing Lender so notifies the Administrative Agent, the Federal Funds Rate shall be, for any day, a rate per annum equal to the average of the rates on overnight federal funds transactions as determined in good faith by the Reference Banks at the approximate New York City time of the relevant U.S. Swing Loan borrowing (for the first day of such U.S. Swing Loan borrowing and until the next Business Day) and 12:00 noon New York City time (for each subsequent Business Day while such U.S. Swing Loan borrowing is outstanding) for dollar deposits in immediately available funds in an amount comparable to the portion of such U.S. Swing Loan borrowing made available by each of the Reference Banks. For the avoidance of doubt, if applicable in determining the U.S. Swing Rate, the Federal Funds Rate shall be determined for each Business Day on which a borrowing of a U.S. Swing Loan is requested or outstanding, as provided herein.

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“Fee Letters” means (a) the confidential letter agreement dated as of November 30, 2012, among the Borrowers, Bank of America, JPMorgan Chase Bank and certain of their Affiliates and (b) the confidential letter agreement dated as of November 30, 2012, among the Borrowers and Bank of America.

“Foreign Currency” means Yen or Pounds Sterling.

“Foreign Currency Swing Commitment” means, respectively for Yen and Pounds Sterling, the amount set forth on Schedule 1, as such amount may be modified from time to time pursuant to the terms hereof. Each Foreign Currency Swing Commitment is a subset of the Multi-Currency Total Commitment and does not increase the total amount available to be borrowed hereunder.

“Foreign Currency Swing Lender” means the Yen Swing Lender or the Sterling Swing Lender.

“Foreign Currency Swing Loan” means a Yen Swing Loan or a Sterling Swing Loan.

“FRB” means the Board of Governors of the Federal Reserve System of the United States and any Governmental Authority succeeding to its principal functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender with respect to any Swing Lender, such Defaulting Lender’s unfunded participation obligations with respect to Swing Loans made by such Swing Lender, other than Swing Loans as to which such Defaulting Lender’s unfunded participation obligations have been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) regularly engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means the guarantee of Visa Inc. to the Administrative Agent and the Lenders contained in Article XI.

“Guaranteed Obligations” means the Obligations owing by Visa International and Visa U.S.A.

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“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) obligations under interest rate or other swap or derivative transactions (the amount of which shall be equal to the mark-to-market value thereof prior to the termination thereof or equal to the termination value thereof after the termination thereof, in each case after giving effect to any legally enforceable netting agreements); provided that the Indebtedness set forth in this clause (e) shall not be deemed to be Indebtedness for purposes of calculating the Consolidated Indebtedness to Consolidated EBITDA Ratio, (f) obligations to reimburse the issuer of a standby letter of credit with respect to amounts which have been drawn under such letter of credit and paid by such issuer but not yet reimbursed, (g) Capitalized Lease Obligations and (h) guarantees with respect to outstanding Indebtedness of another Person of the types described in clauses (a) through (g) preceding; provided that, (i) Indebtedness shall not include obligations or liabilities owing by Visa Inc. or any of its Subsidiaries to members in connection with collateral deposits taken by Visa Inc. or any of its Subsidiaries from such members, (ii) Indebtedness shall not include (x) obligations or liabilities owing by Visa Inc. or any of its Subsidiaries to Visa Inc. or any of its Subsidiaries or (y) guarantees by Visa Inc. or any of its Subsidiaries of any obligations or liabilities owing by Visa Inc. or any of its Subsidiaries to Visa Inc. or any of its Subsidiaries and (iii) Indebtedness shall (A) include amounts due pursuant to settlements of litigation and amounts due under any final, nonappealable judgments or orders, except in each case to the extent that such amounts are attributable to the Covered Litigation or to amounts accrued prior to the date of this Agreement, (B) for purposes of calculating the Consolidated Indebtedness to Consolidated EBITDA Ratio, not include obligations or liabilities in respect of overdrafts, commercial paper issuances, Loans under this Agreement or other short-term obligations or liabilities incurred in the ordinary course of business for the purposes of funding or providing liquidity for settlement among customers of Visa Inc. and its Subsidiaries so long as such obligations or liabilities are repaid in full within six Business Days after incurrence and are not re-incurred within five Business Days after such repayment and (C) not include amounts due to customers pursuant to settlements in the ordinary course of business (other than settlements included in Indebtedness pursuant to clause (A) above).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of seven or fourteen days or one, two, three or six months (provided that such Interest Periods shall be available only if quotations for such Interest Periods are at the time available as provided herein) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the seventh or fourteenth day after such date, as applicable, or the day which corresponds numerically to such date one, two, three or six months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day

14	364-Day Revolving Credit Agreement

which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, no Borrower may select any Interest Period for a Revolving Loan that extends beyond the scheduled Termination Date.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Revolving Lenders and the Swing Lenders and their respective successors and assigns.

“Lending Installation” means (a) with respect to the Administrative Agent, for each of the Agreed Currencies, the address, office, branch, affiliate or correspondent bank of the Administrative Agent specified for such currency on Schedule 3 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to each Borrower and each Revolving Lender for such Agreed Currency, (b) with respect to a Revolving Lender, the office, branch, subsidiary or affiliate of such Revolving Lender with respect to each Agreed Currency listed on the administrative questionnaire provided to the Administrative Agent in connection herewith or otherwise selected by such Revolving Lender pursuant to Section 2.22, (c) with respect to any U.S. Swing Lender, the office, branch, subsidiary or affiliate of such U.S. Swing Lender listed on Schedule 3 or otherwise selected by such U.S. Swing Lender pursuant to Section 2.22, (d) with respect to the Sterling Swing Lender, the office, branch, subsidiary or affiliate of the Sterling Swing Lender listed on Schedule 3 or otherwise selected by the Sterling Swing Lender pursuant to Section 2.22, (e) with respect to the Yen Swing Lender, the office, branch, subsidiary or affiliate of the Yen Swing Lender listed on Schedule 3 or otherwise selected by the Yen Swing Lender pursuant to Section 2.22 and (f) with respect to the Euro Swing Lender, the office, branch, subsidiary or affiliate of the Euro Swing Lender listed on Schedule 3 or otherwise selected by the Euro Swing Lender pursuant to Section 2.22.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or other security agreement or preferential arrangement in the nature of a security interest (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, each Note and the Fee Letters.

“Loans” means Revolving Loans, Foreign Currency Swing Loans, Euro Swing Loans and U.S. Swing Loans; and “Loan” means any of the foregoing.

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“Mandatory Cost Rate” means, with respect to any Interest Period or day, as applicable, for any Loan denominated in Pounds Sterling or Euros, the applicable rate per annum calculated in accordance with Schedule 4.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition or results of operations of Visa Inc. and its Subsidiaries taken as a whole, (b) the ability of Visa Inc. and each other Borrower, taken as a whole, to perform their respective obligations under the Loan Documents or (c) the validity or enforceability of any material provision of any Loan Document or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, taken as a whole, in each case in a manner materially prejudicial to the interests of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Subsidiary” means a “significant subsidiary”, as defined in Regulation S-X under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

“Maturity Date” means, with respect to any Foreign Currency Swing Loan, Euro Swing Loan or U.S. Swing Loan, the earlier of (a) the fourth Business Day after the making of such Loan and (b) the Termination Date.

“Maximum Swing Commitment” means the amount set forth on Schedule 1. The Maximum Swing Commitment is a subset of the Total Commitment and does not increase the total amount available to be borrowed hereunder, as such amount may be modified from time to time pursuant to the terms hereof.

“Minimum Tranche” means in respect of Revolving Loans comprising the same Revolving Advance or to be converted or continued under Section 2.10, (a) in the case of amounts denominated in Dollars, U.S.$5,000,000 or a higher integral multiple of U.S.$1,000,000, (b) in the case of amounts denominated in Pounds Sterling, £5,000,000 or a higher integral multiple of £1,000,000, (c) in the case of amounts denominated in Yen, ¥2,000,000 or a higher integral multiple of ¥1,000,000, (d) in the case of amounts denominated in Euros, €5,000,000 or a higher integral multiple of €1,000,000 or (e) in the case of amounts denominated in any other Agreed Currency, 5,000,000 units or a higher integral multiple of 1,000,000 units of the applicable Agreed Currency.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” has the meaning set forth in the Pricing Schedule.

“Multi-Currency Pro Rata Share” means:

(a)     with respect to an amount of credit to be extended or purchased or an amount to be otherwise paid (other than with respect to the purchase of a participation in a U.S. Swing Loan) by any Multi-Currency Revolving Lender hereunder at any time on or prior to the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Multi-Currency Revolving Commitment of such Multi-Currency Revolving Lender at such time and the denominator of which is the amount of the Multi-Currency Total Commitment at such time; and

16	364-Day Revolving Credit Agreement

(b)     with respect to an amount to be paid (other than with respect to a funded participation in a U.S. Swing Loan) to or for the account of any Multi-Currency Revolving Lender at any time prior to the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Total Outstandings owed (including by way of funded participation) to such Multi-Currency Revolving Lender at such time and the denominator of which is the amount of the Total Outstandings owed (including by way of funded participation) to all Multi-Currency Revolving Lenders at such time.

“Multi-Currency Revolving Advance” means a borrowing hereunder (a) made available by the Multi-Currency Revolving Lenders on the same Borrowing Date or (b) converted or continued by the Multi-Currency Revolving Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Multi-Currency Revolving Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period.

“Multi-Currency Revolving Commitment” means, with respect to any Multi-Currency Revolving Lender at any time, the obligation of such Multi-Currency Revolving Lender to make Multi-Currency Revolving Loans and participate in Swing Loans not exceeding the amount set forth on Schedule 1 or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 13.3.1, as such amount may be modified from time to time pursuant to the terms hereof.

“Multi-Currency Revolving Lenders” means each lending institution listed on Schedule 1 as a Multi-Currency Revolving Lender (other than, in their respective capacities as such, each U.S. Swing Lender, the Sterling Swing Lender, the Yen Swing Lender and the Euro Swing Lender) or added as a Multi-Currency Revolving Lender pursuant to Section 2.27, and its respective successors and assigns, in each case other than any such lending institution that has ceased to be a Multi-Currency Revolving Lender hereunder pursuant to Section 2.28 or an Assignment and Assumption.

“Multi-Currency Revolving Loan” means, with respect to a Multi-Currency Revolving Lender, any Loan made by such Multi-Currency Revolving Lender pursuant to Article II (or any conversion or continuation thereof).

“Multi-Currency Total Commitment” means the aggregate amount of the Multi-Currency Revolving Commitments of all Multi-Currency Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“National Currency Unit” means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of the Economic and Monetary Union.

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“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 8.3 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” is defined in Section 2.18(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents. Without limiting the liability of Visa Inc., under the Guarantee, the liability of each Borrower in respect of its Obligations shall be several and not joint or joint and several.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Overnight Rate” means for any day with respect to any Agreed Currency, the rate per annum equal to (a)(i) the British Bankers Association LIBOR Rate (or the Person which succeeds the British Bankers Association in the determination of such rate), appearing on the applicable page of the Reuters Telerate Service (or other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), on such day (or if such day is not a Business Day, the immediately preceding Business Day) for overnight deposits in the relevant currency being delivered in the London or other applicable offshore interbank market on such day (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which overnight deposits in the relevant currency for delivery on such day (or if such day is not a Business Day, the immediately preceding Business Day) in Same Day Funds in the approximate amount of the Swing Loan being made or maintained would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other applicable offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) on such day, divided by (b) one minus the Eurocurrency Reserve Percentage.

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“Participant” is defined in Section 13.2.1.

“Participant Register” is defined in Section 13.2.1.

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Borrower or any member of the Controlled Group may have any liability.

“Pounds Sterling” and the sign “£” mean the lawful currency of the United Kingdom of Great Britain.

“Pricing Schedule” means Schedule 2 attached hereto.

“Property” of a Person means any and all property, whether real, personal, tangible intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means:

(a)     with respect to the amount of a participation in a U.S. Swing Loan to be purchased by any Revolving Lender, at any time on or prior to the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Revolving Lender at such time, and the denominator of which is the amount of the Total Commitment at such time;

(b)     with respect to an amount to be purchased or otherwise paid by any Revolving Lender hereunder (other than purchases of participations in Swing Loans) after the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Total Outstandings owed (including by way of funded participation) to such Revolving Lender at such time, and the denominator of which is the amount of the Total Outstandings owed (including by way of funded participation) to all Revolving Lenders at such time;

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(c)     with respect to an amount to be paid to or for the account of any Revolving Lender at any time prior to the Conversion Date in respect of a funded participation in a U.S. Swing Loan, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. Swing Loans owed (including by way of funded participation) to such Revolving Lender at such time, and the denominator of which is the amount of U.S. Swing Loans owed (including by way of funded participation) to all Revolving Lenders at such time; and

(d)     with respect to an amount to be paid to or for the account of any Revolving Lender at any time on or after the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Total Outstandings owed (including by way of funded participation) to such Revolving Lender at such time, and the denominator of which is the amount of the Total Outstandings owed (including by way of funded participation) to all Revolving Lenders at such time.

“Public Lender” is defined in Section 6.1.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Reference Banks” means Bank of America and JPMorgan Chase Bank.

“Regulation D” means Regulation D of the FRB as from time to time in effect and any successor thereto or other regulation or official interpretation of said FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the FRB as from time to time in effect and any successor or other regulation or official interpretation of said FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, the Revolving Lenders holding more than 51% of the sum of (a) the unused Total Commitment and (b) the Total Outstandings (whether directly or by way of funded participations) at such time; provided that, for purposes of determining Required Lenders at any time, the unused Commitment held by, and the Total Outstandings (whether directly or by way of funded participations) owing to, any Defaulting Lender shall be disregarded and the amount of any participation in any Swing Loan that a Defaulting Lender has failed to fund and that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that made such Swing Loan.

“Revaluation Date” is defined in Section 2.5.

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“Revolving Advance Borrowing Notice” is defined in Section 2.8.

“Revolving Advances” mean, collectively, the Dollar Revolving Advances and the Multi-Currency Revolving Advances.

“Revolving Commitments” mean, collectively, the Dollar Revolving Commitments and the Multi-Currency Revolving Commitments.

“Revolving Lender” means each Dollar Revolving Lender and each Multi-Currency Revolving Lender and their respective successors and assigns.

“Revolving Loan” means, with respect to a Revolving Lender, any Loan made by such Revolving Lender pursuant to Article II (or any conversion or continuation thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“S&P Rating” has the meaning set forth in the Pricing Schedule.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Agreed Currency (other than Dollars), same day or other funds as may be determined by the Administrative Agent or an applicable Swing Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Agreed Currency.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Spot Rate” for Dollars means the rate determined by the Administrative Agent or an applicable Swing Lender to be the spot rate for the purchase by the Administrative Agent or such Swing Lender of such Dollars with another Agreed Currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Swing Lender may obtain such spot rate from another financial institution if the Administrative Agent or such Swing Lender does not have as of the date of determination a spot buying rate for Dollars.

“Sterling Swing Lender” means the lending institution listed on Schedule 1 as the Sterling Swing Lender and its successors and assigns or such other Lender which may succeed to its rights and obligations as the Sterling Swing Lender pursuant to the terms of this Agreement.

“Sterling Swing Loan” means a Loan denominated in Pounds Sterling made by the Sterling Swing Lender to any Borrower pursuant to Article II.

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“Sterling Swing Rate” means, for any day with respect to each Sterling Swing Loan, the rate per annum equal to the greater of (a) the Overnight Rate and (b) the Daily Floating One Month Rate, in each case plus the applicable Mandatory Cost Rate for such Sterling Swing Loan.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that an Excluded Subsidiary shall not be deemed to be a Subsidiary for purposes of this Agreement and the other Loan Documents. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Visa Inc.

“Swing Funding Notice” means a written notice from a Swing Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to notify all Revolving Lenders to fund their participations in such Swing Lender’s Swing Loans as provided in Section 2.24.

“Swing Lender” means any Foreign Currency Swing Lender, the Euro Swing Lender or any U.S. Swing Lender.

“Swing Loan” means a Foreign Currency Swing Loan, a Euro Swing Loan or a U.S. Swing Loan.

“Swing Loan Borrowing Notice” is defined in Section 2.9.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means 364 days from the date of this Agreement, or, if such day is not a Business Day, the next preceding Business Day or any earlier date on which the Total Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Total Commitment” means the aggregate amount of the Revolving Commitments of all Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof. The initial Total Commitment is U.S.$3,000,000,000.

“Total Outstandings” means at any time the aggregate principal Dollar Amount of all outstanding Loans.

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“Type” means, with respect to any Revolving Advance, its nature as a Base Rate Advance or a Eurocurrency Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions selected by the applicable Borrower for financial statement reporting purposes.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Swing Commitment” means the amount set forth on Schedule 1. The U.S. Swing Commitment is a subset of the Total Commitment and does not increase the total amount available to be borrowed hereunder, as such amount may be modified from time to time pursuant to the terms hereof.

“U.S. Swing Lender” means each lending institution listed on Schedule 1 as a U.S. Swing Lender and its respective successors and assigns or such other Lender that may succeed to any U.S. Swing Lender’s respective rights and obligations as a U.S. Swing Lender pursuant to the terms of this Agreement.

“U.S. Swing Loan” means a Loan made by each U.S. Swing Lender pursuant to Article II.

“U.S. Swing Rate” means, with respect to each U.S. Swing Loan, the rate per annum equal to the greater of (a) the Federal Funds Rate and (b) the Daily Floating One Month Rate.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(e)(ii)(B)(III).

“Visa Inc.” means Visa Inc., a Delaware corporation, and its permitted successors and assigns.

“Visa International” means Visa International Service Association, a Delaware corporation, and its permitted successors and assigns.

“Visa U.S.A.” means Visa U.S.A. Inc., a Delaware corporation, and its permitted successors and assigns.

“Yen” and the sign “¥” mean lawful currency of Japan.

“Yen Swing Lender” means the lending institution listed on Schedule 1 as the Yen Swing Lender and its successors and assigns or such other Lender which may succeed to its rights and obligations as the Yen Swing Lender pursuant to the terms of this Agreement.

“Yen Swing Loan” means a loan denominated in Yen by any Yen Swing Lender to any Borrower pursuant to Article II.

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“Yen Swing Rate” means, for any day with respect to each Yen Swing Loan, the rate per annum equal to the greater of (a) the Overnight Rate and (b) the Daily Floating One Month Rate.

1.2     Other Interpretive Provisions.   With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including articles of incorporation and bylaws) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) any reference to a fiscal period shall be a reference to a fiscal period of Visa Inc.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

1.3     Accounting Terms.

   1.3.1     Generally.   All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Visa Inc. and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

   1.3.2     Changes in GAAP.   If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Visa Inc. or the Required Lenders shall so request, the Administrative Agent, the

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Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the applicable Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4     Rounding.   Any financial ratios required to be maintained by any Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5     Exchange Rates; Currency Equivalents.   The Administrative Agent or a Swing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Equivalent Amounts of Loans and Total Outstandings denominated in Agreed Currencies (other than Dollars). Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by any Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Equivalent Amount as so determined by the Administrative Agent or such Swing Lender, as applicable.

1.6     Change of Currency.   (a)  Each obligation of any Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Multi-Currency Revolving Advance in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Multi-Currency Revolving Advance, at the end of the then current Interest Period.

(b)     Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

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ARTICLE II - THE CREDITS

2.1     Dollar Revolving Commitments.   From and including the Closing Date and prior to the Termination Date, each Dollar Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Dollar Revolving Loans in Dollars (but not in any other Agreed Currency) to any Borrower from time to time in a principal amount not to exceed in the aggregate at any one time outstanding for all of the Borrowers the Dollar Amount of its Dollar Revolving Commitment; provided that (a) the Dollar Amount of the outstanding principal of Dollar Revolving Loans shall not at any time exceed the Dollar Total Commitment and (b) the aggregate Dollar Amount of the outstanding principal of all outstanding Dollar Revolving Loans of any Dollar Revolving Lender plus the Dollar Amount of the outstanding principal of such Dollar Revolving Lender’s participation in outstanding U.S. Swing Loans shall not exceed such Dollar Revolving Lender’s Dollar Revolving Commitment. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow Dollar Revolving Loans at any time prior to the Termination Date. The Dollar Revolving Commitments shall expire on the Termination Date.

2.2     Multi-Currency Commitments.   From and including the Closing Date and prior to the Termination Date, each Multi-Currency Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Multi-Currency Revolving Loans to any Borrower in Agreed Currencies from time to time in a principal amount not to exceed in the aggregate at any one time outstanding for all of the Borrowers the Dollar Amount of its Multi-Currency Revolving Commitment; provided that (a) all Multi-Currency Revolving Loans that are Base Rate Loans shall be made in Dollars, (b) the Dollar Amount of the outstanding principal of Multi-Currency Revolving Loans and Swing Loans (other than U.S. Swing Loans to the extent that such U.S. Swing Loans are made in a Dollar Amount in excess of the Multi-Currency Total Commitment pursuant to Section 2.4.1) shall not at any time exceed the Multi-Currency Total Commitment and (c) the aggregate Dollar Amount of the outstanding principal of Revolving Loans of any Multi-Currency Revolving Lender plus the Dollar Amount of the outstanding principal of such Multi-Currency Revolving Lender’s participation in all outstanding Swing Loans shall not exceed the Dollar Amount of such Multi-Currency Revolving Lender’s Multi-Currency Pro Rata Share of the Multi-Currency Total Commitments. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow Multi-Currency Revolving Loans at any time prior to the Termination Date. The Multi-Currency Revolving Commitments shall expire on the Termination Date.

2.3     [Intentionally Omitted].

2.4     Swing Loans.

    2.4.1 U.S. Swing Loans.   From and including the Closing Date, and prior to the Termination Date, each U.S. Swing Lender severally agrees, on the terms and conditions set forth in this Agreement and in reliance upon the agreement of the other Revolving Lenders set forth in Section 2.24, to make U.S. Swing Loans to any Borrower in Dollars from time to time in a principal amount not to exceed in the aggregate at any one time outstanding for all of the Borrowers the Dollar Amount of its U.S. Swing Commitment; provided that (a) each U.S. Swing Lender shall be obligated to make only its pro rata share of each U.S. Swing Loan (such pro rata share to be determined by dividing the unused U.S. Swing Commitment of each U.S. Swing Lender then in effect

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by the aggregate unused U.S. Swing Commitments then in effect, it being understood that the pro rata shares of the U.S. Swing Lenders with respect to a portion of a U.S. Swing Loan may be different than the pro rata shares of the U.S. Swing Lenders with respect to another portion of such U.S. Swing Loan), (b) the Dollar Amount of the outstanding principal of the Swing Loans (regardless of the currency in which such Swing Loans are denominated) made by any Swing Lender shall not at any time exceed the greater of (i) its U.S. Swing Commitment and (ii) its Maximum Swing Commitment (if any), (c) the Dollar Amount of the outstanding principal of all Swing Loans (regardless of the currency in which such Swing Loans are denominated) plus the Dollar Amount of the outstanding principal of all Revolving Loans shall not at any time exceed the Total Commitment and (d) during any period of ten consecutive Business Days, there must be at least one day on which no U.S. Swing Loans are outstanding. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow U.S. Swing Loans at any time prior to the Termination Date. The U.S. Swing Commitment shall expire on the Termination Date.

    2.4.2     Foreign Currency Swing Loans.   From and including the Closing Date, and prior to the Termination Date, each Foreign Currency Swing Lender severally agrees, on the terms and conditions set forth in this Agreement and in reliance upon the agreement of the other Multi-Currency Revolving Lenders set forth in Section 2.24, to make Foreign Currency Swing Loans to any Borrower in the Appropriate Foreign Currency from time to time on any Business Day in a principal amount not to exceed in the aggregate at any one time outstanding for all of the Borrowers the Dollar Amount of its applicable Foreign Currency Swing Commitment; provided that (a) the Dollar Amount of the outstanding principal of the Swing Loans (regardless of the currency in which such Swing Loans are denominated) made by any Foreign Currency Swing Lender shall not at any time exceed its Maximum Swing Commitment, (b) the Dollar Amount of the outstanding principal of all Swing Loans (regardless of the currency in which such Swing Loans are denominated) plus the Dollar Amount of the outstanding principal of all Revolving Loans shall not at any time exceed the Total Commitment and (c) during any period of ten consecutive Business Days, there must be at least one day on which there are no Yen Swing Loans outstanding and one day on which there are no Sterling Swing Loans outstanding. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow Foreign Currency Swing Loans at any time prior to the Termination Date. The Foreign Currency Swing Commitments shall expire on the Termination Date.

    2.4.3     Euro Swing Loans.   From and including the Closing Date, and prior to the Termination Date, the Euro Swing Lender agrees, on the terms and conditions set forth in this Agreement and in reliance upon the agreement of the other Multi-Currency Revolving Lenders set forth in Section 2.24, to make Euro Swing Loans to any Borrower in Euros from time to time on any Business Day in a principal amount not to exceed in the aggregate at any one time outstanding for all of the Borrowers the Dollar Amount of its Euro Swing Commitment; provided that (a) the Dollar Amount of the outstanding principal of the Swing Loans (regardless of the currency in which such Swing Loans are denominated) made by the Euro Swing Lender shall not at any time exceed its Maximum Swing Commitment, (b) the Dollar Amount of the outstanding principal of all Swing Loans (regardless of the currency in which such Swing Loans are denominated) plus the

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Dollar Amount of the outstanding principal of all Revolving Loans shall not at any time exceed the Total Commitment and (c) during any period of ten consecutive Business Days, there must be a least one day on which there are no Euro Swing Loans outstanding. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow Euro Swing Loans at any time prior to the Termination Date. The Euro Swing Commitment shall expire on the Termination Date.

    2.4.4     Restrictions on Outstanding Loans.   Notwithstanding anything contained in this Agreement that may be to the contrary, no Swing Loan may be outstanding immediately after the borrowing of a Revolving Loan and the application of the proceeds thereof.

2.5   Determination of Dollar Amounts; Required Payments.   (a)  The Administrative Agent will determine the Dollar Amount of:

(i)     each Eurocurrency Advance as of the date two Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Eurocurrency Advance; and

(ii)     all outstanding Multi-Currency Revolving Advances on and as of the last Business Day of each calendar quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

(b)     The Euro Swing Lender will determine the Equivalent Amount of each Euro Swing Loan on the Borrowing Date of such Euro Swing Loan. The Euro Swing Lender shall notify the Administrative Agent of the Equivalent Amount of each Euro Swing Loan on the Borrowing Date of such Euro Swing Loan.

(c)     The applicable Foreign Currency Swing Lender will determine the Equivalent Amount of each Foreign Currency Swing Loan on the Borrowing Date of such Foreign Currency Swing Loan. The applicable Foreign Currency Lender shall notify the Administrative Agent of the Equivalent Amount of each Foreign Currency Swing Loan on the Borrowing Date of such Foreign Currency Swing Loan.

(d)     Each day upon or as of which the Administrative Agent, or the applicable Swing Lender, as the case may be, determines Dollar Amounts as described in the preceding clauses (a), (b) or (c) is herein described as a “Revaluation Date” with respect to each Revolving Advance, each Foreign Currency Swing Loan and each Euro Swing Loan for which a Dollar Amount is determined on or as of such day. If the Administrative Agent notifies the Borrowers at any time that the Dollar Amount of the Total Outstandings, the outstanding Dollar Revolving Loans, the outstanding Multi-Currency Revolving Loans or the applicable outstanding Swing Loans (calculated, with respect to those outstanding Multi-Currency Revolving Advances denominated in Agreed Currencies other than Dollars, outstanding Foreign Currency Swing Loans and outstanding Euro Swing Loans, as of the most recent Revaluation Date therefor) exceeds 105% of the Dollar Amount of the Total Commitment, the Dollar Total Commitment, the Multi-Currency Total Commitment or the applicable Commitment for such Swing Loans, as

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the case may be, the applicable Borrower shall, within two Business Days after such notice, repay the applicable outstanding Revolving Advances or Swing Loans in an aggregate principal amount sufficient to eliminate the excess above 100%.

2.6     Repayment of Loans.

(a)     Each Foreign Currency Swing Loan shall be paid in full by the applicable Borrower on the applicable Maturity Date.

(b)     Each Euro Swing Loan shall be paid in full by the applicable Borrower on the applicable Maturity Date.

(c)     Each U.S. Swing Loan shall be paid in full by the applicable Borrower on the applicable Maturity Date.

(d)     All outstanding Revolving Loans and all other unpaid Obligations shall be paid in full by the applicable Borrower on the Termination Date.

2.7     Ratable Loans; Types of Revolving Advances.   Each Dollar Revolving Advance hereunder shall consist of Dollar Revolving Loans made by the Dollar Revolving Lenders ratably in accordance with their respective Dollar Pro Rata Shares. Each Multi-Currency Revolving Advance hereunder shall consist of Multi-Currency Revolving Loans made by the Multi-Currency Revolving Lenders ratably in accordance with their respective Multi-Currency Pro Rata Shares. Any Revolving Advance may be a Base Rate Advance or a Eurocurrency Advance, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9.

2.8     Method of Selecting Types and Interest Periods for New Revolving Advances.   The applicable Borrower shall select the Class and Type of Revolving Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency (provided that for Dollar Revolving Advances, such Agreed Currency may only be Dollars) to the extent applicable thereto from time to time. The applicable Borrower shall give the Administrative Agent irrevocable notice, executed by two Authorized Officers, in substantially the form of Exhibit F (a “Revolving Advance Borrowing Notice”) not later than noon (New York time) on the Borrowing Date of each Base Rate Advance, not later than 3:00 p.m. (New York time) at least three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and not later than 3:00 p.m. (New York time) at least four Business Days before the Borrowing Date for each Eurocurrency Advance to be made by a Multi-Currency Revolving Lender denominated in an Agreed Currency other than Dollars, specifying:

(a)     the Borrowing Date, which shall be a Business Day, of such Revolving Advance;

(b)     the aggregate amount of such Revolving Advance;

(c)     the Class of Revolving Advance selected;

(d)     the Type of Revolving Advance selected; and

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(e)     in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

2.9     Method of Selecting Types for New Swing Loans.

(a)     Subject to Section 2.4.2, each Foreign Currency Swing Loan shall be made upon delivery of irrevocable notice, executed by two Authorized Officers, in substantially the form of Exhibit G (the “Swing Loan Borrowing Notice”) from the applicable Borrower to the Administrative Agent and (i) in the case of a Sterling Swing Loan, the Sterling Swing Lender not later than 3:30 p.m. (London time) on the requested Borrowing Date or (ii) in the case of a Yen Swing Loan, the Yen Swing Lender not later than 9:30 a.m. (Tokyo, Japan time) on the requested Borrowing Date. Each such notice shall specify:

(i)	the Borrowing Date, which shall be a Business Day, of such Foreign Currency Swing Loan;

(ii)	the Appropriate Foreign Currency; and

(iii)

the aggregate amount of such Foreign Currency Swing Loan, which shall be a principal Equivalent Amount of at least U.S.$1,000,000 and an integral multiple of 1,000,000 units of the Appropriate Foreign Currency or such lesser amount as may be agreed by the Appropriate Foreign Currency Swing Lender.

(b) Subject to Section 2.4.3, each Euro Swing Loan shall be made upon delivery of a Swing Loan Borrowing Notice, executed by two Authorized Officers, from the applicable Borrower to the Administrative Agent and the Euro Swing Lender not later than 2:00 p.m. (London time) on the Borrowing Date of such Euro Swing Loan, specifying:

    (i) the Borrowing Date, which date shall be a Business Day, of such Euro Swing Loan; and

    (ii) the aggregate amount of the requested Euro Swing Loan, which shall be a principal Equivalent Amount of at least U.S.$1,000,000 and an integral multiple of 1,000,000 units of Euros or such lesser amount as may be agreed by the Euro Swing Lender.

(c)     Subject to Section 2.4.1, each U.S. Swing Loan shall be made upon delivery of a Swing Loan Borrowing Notice, executed by two Authorized Officers, from the applicable Borrower to the Administrative Agent (which shall promptly give notice thereof to each U.S. Swing Lender) not later than 4:00 p.m. (New York time) on the Borrowing Date of such U.S. Swing Loan, specifying:

    (i) the Borrowing Date, which date shall be a Business Day, of such U.S. Swing Loan; and

    (ii) the aggregate amount of the requested U.S. Swing Loan, which shall be the amount of U.S.$1,000,000 or an integral multiple thereof.

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2.10      Conversion and Continuation of Outstanding Revolving Advances.   (a)  Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10, are repaid in accordance with Section 2.6 or are prepaid in accordance with Section 2.17. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

(i)

each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is repaid in accordance with Section 2.6 or is prepaid in accordance with Section 2.17 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance in Dollars for the same or another Interest Period or be converted into a Base Rate Advance; and

(ii)

each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is repaid in accordance with Section 2.6 or is prepaid in accordance with Section 2.17 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance on the same Agreed Currency for the same or another Interest Period.

(b)         Subject to the terms of Section 3.5, the applicable Borrower may elect from time to time to convert all or any part of a Revolving Advance denominated in Dollars from one Type into the other Type (but not from one Class into the other Class); provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit H (a “Conversion/Continuation Notice”) of each conversion of a Revolving Advance or continuation of a Eurocurrency Advance not later than noon (New York time) on the Business Day of the requested conversion or continuation, in the case of a conversion into a Base Rate Advance, not later than 3:00 p.m. (New York time) at least three Business Days prior to the date of the requested conversion or continuation, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or not later than 3:00 p.m. (New York time) at least four Business Days prior to the date of the requested continuation, in the case of a continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation;

(ii)	the Class of the Loan to be converted or continued; and

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(iii)

to the extent applicable, the Agreed Currency, amount and Type(s) of the Multi-Currency Revolving Advance(s) into which such Multi-Currency Revolving Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.11       Fees and Reductions in Commitments.

2.11.1 Commitment Fee.   The Borrowers jointly and severally agree to pay or cause to be paid to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.29(a)(iii)) a commitment fee on the aggregate unused amount of such Revolving Lender’s Commitment from the date hereof until the Termination Date at a rate per annum equal to the Commitment Fee Rate, payable on each Payment Date and on the Termination Date. For purposes of calculating the commitment fees hereunder, (i) the principal amount of each Multi-Currency Revolving Advance made in an Agreed Currency other than Dollars shall be at any time the Equivalent Amount of such Multi-Currency Revolving Advance as determined on the most recent Revaluation Date with respect to such Multi-Currency Revolving Advance and (ii) outstanding Swing Loans shall not constitute usage of any Revolving Lender’s Commitment.

2.11.2 [Intentionally Omitted].

2.11.3 [Intentionally Omitted].

2.11.4 Commitment Reductions.   The Borrowers may permanently reduce the Total Commitment in whole, or in part ratably among the Revolving Lenders in integral multiples of U.S.$5,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that (i) the amount of the Total Commitment may not be reduced below the aggregate Dollar Amount of the Total Outstandings and (ii) a notice of termination of the Total Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice (and any required prepayments) may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction of the Total Commitment shall reduce the U.S. Swing Commitment, the Euro Swing Commitment, or the Foreign Currency Swing Commitment, as applicable, on a dollar for dollar basis if such reduction causes the Total Commitment to be less than any of the U.S. Swing Commitment, the Euro Swing Commitment, or the Foreign Currency Swing Commitment, as applicable. All reductions of the Total Commitment shall be applied pro rata among the applicable Lenders. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans and Swing Loans hereunder.

2.12     Minimum Amount of Each Revolving Advance.   Each Revolving Advance shall be in an amount equal to the Minimum Tranche; provided that any Base Rate Advance may be in the amount of the unused Multi-Currency Total Commitment or the unused Dollar Total Commitment, as applicable.

2.13     Method of Borrowing.   (a)  On each Borrowing Date for Revolving Loans, each applicable Lender shall make available its Loan (i) if such Loan is denominated in Dollars, not later than 2:00 p.m. (New York time) in federal or other funds immediately available to the

32	364-Day Revolving Credit Agreement

Administrative Agent, in New York at its address specified in or pursuant to Article XIV and (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Administrative Agent’s Lending Installation for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Lending Installation for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the applicable Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.

(b)     Each Appropriate Foreign Currency Swing Lender shall, upon fulfillment of the applicable conditions set forth in Article IV (which fulfillment each Appropriate Foreign Currency Swing Lender may assume in the absence of prior written notice from the applicable Borrower, the Administrative Agent or the Required Lenders to the contrary), make any requested Foreign Currency Swing Loan available on the requested Borrowing Date in Same Day Funds available to such Borrower in the Appropriate Foreign Currency in the amount requested by such Borrower at such Appropriate Foreign Currency Swing Lender’s Lending Installation.

(c)     The Euro Swing Lender shall, upon fulfillment of the applicable conditions set forth in Article IV (which fulfillment the Euro Swing Lender may assume in the absence of prior written notice from the applicable Borrower, the Administrative Agent or the Required Lenders to the contrary), make any requested Euro Swing Loan available on the requested Borrowing Date in Same Day Funds available to such Borrower in Euros in the amount requested by such Borrower at the Euro Swing Lender’s Lending Installation.

(d)     Each U.S. Swing Lender shall, upon fulfillment of the applicable conditions set forth in Article IV (which fulfillment each U.S. Swing Lender may assume in the absence of prior written notice from the applicable Borrower, the Administrative Agent or the Required Lenders to the contrary), make its share of any requested U.S. Swing Loan available on the requested Borrowing Date, in funds immediately available in New York, to the Administrative Agent at its Lending Installation. The Administrative Agent will promptly make the funds so received from each U.S. Swing Lender available to such Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

(e)     Any change to the account or accounts of any Borrower into which the proceeds of any Revolving Advance or Swing Loan are to be deposited or credited, or any change in the instructions of any Borrower with respect to the funding or transfer of the proceeds of any Revolving Advance or Swing Loan, shall require a written notice to the Administrative Agent or the applicable Swing Lender of such change, executed by two Authorized Officers of such Borrower.

2.14     Interest Rates, etc.   (a)  Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Base Rate Advance is made or is converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.10 to but not including the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10, at a rate per annum equal to (x) the Base Rate

33	364-Day Revolving Credit Agreement

for such day plus (y) the Applicable Margin in effect from time to time. Each U.S. Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such U.S. Swing Loan is made to but not including the date it is paid, at a rate per annum equal to (x) the U.S. Swing Rate for such day plus (y) the Applicable Margin in effect from time to time. Changes in the rate of interest on that portion of any Revolving Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate.

(b)     Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to but not including the last day of such Interest Period at a rate per annum equal to (x) the Eurocurrency Rate plus (y) the Applicable Margin in effect from time to time, determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.10 and otherwise in accordance with the terms hereof plus, in the case of a Multi-Currency Revolving Loan denominated in Pounds Sterling or Euros, the applicable Mandatory Cost Rate.

(c)     Each Sterling Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Sterling Swing Loan is made to but not including the date it is paid at a rate per annum equal to the sum of (x) the Sterling Swing Rate for such day plus (y) the Applicable Margin in effect from time to time.

(d)     Each Yen Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Yen Swing Loan is made to but not including the date it is paid at a rate per annum equal to the sum of (x) the Yen Swing Rate for such day plus (y) the Applicable Margin in effect from time to time.

(e)     Each Euro Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Euro Swing Loan is made to but not including the date it is paid at a rate per annum equal to the sum of (x) the Euro Swing Rate for such day plus (y) the Applicable Margin in effect from time to time.

2.15     Rates Applicable During an Event of Default.   Notwithstanding anything to the contrary contained in this Article II, during the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) no Revolving Advance denominated in Dollars may be converted into or continued as a Eurocurrency Advance and/or (b) no Interest Period for any Revolving Advance denominated in a currency other than Dollars may have a term longer than one month. During the continuance of an Event of Default under Section 7.2, the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) any unpaid amount of each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period and any subsequent Interest Period at the rate otherwise applicable to such Eurocurrency Advance plus 2% per annum, (b) any unpaid amount of each Base Rate Advance and each U.S. Swing Loan shall bear interest at the rate otherwise applicable to such Base Rate Advance or U.S. Swing Loan from time to time plus 2% per annum, (c) any unpaid

34	364-Day Revolving Credit Agreement

amount of each Foreign Currency Swing Loan shall bear interest at a rate per annum equal to the rate otherwise applicable thereto from time to time plus 2% per annum and (d) any unpaid amount of each Euro Swing Loan shall bear interest at a rate per annum equal to the rate otherwise applicable thereto from time to time plus 2% per annum. During the continuance of an Event of Default under Section 7.5, the interest rates set forth in clauses (a), (b), (c) and (d) above shall be applicable to the amounts described therein without any election or action on the part of the Administrative Agent or any Lender.

2.16     Method of Payment.

(a)       Each Revolving Advance shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in the currency in which such Revolving Advance was made. All such payments to be made in Dollars and all other payments in respect of the Obligations (other than payments in respect of Swing Loans) shall be made by the applicable Borrower, without condition or deduction for any counterclaim, defense, recoupment or setoff, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s Lending Installation, by noon (local time at the place of payment) on the date due and shall be applied ratably by the Administrative Agent among the Revolving Lenders according to their respective Dollar Pro Rata Shares or Multi-Currency Pro Rata Shares (based on the Class of the Revolving Advance to which such payment is to be applied, as designated by the applicable Borrower pursuant Section 2.16(c)). All such payments to be made in any currency other than Dollars (other than payments in respect of Swing Loans) shall be made by the applicable Borrower, without condition or deduction for any counterclaim, defense, recoupment or setoff, in such currency by noon (local time at the place of payment) on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Lending Installation for such currency, and shall be applied ratably by the Administrative Agent among the Multi-Currency Revolving Lenders according to their respective Multi-Currency Pro Rata Shares. Each payment delivered to the Administrative Agent for the account of any Revolving Lender shall be delivered promptly by the Administrative Agent to the applicable Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

(b)       [Intentionally Omitted].

(c)       If there is more than one Class of Loans outstanding at such time, concurrently with each payment made under this Section 2.16 and each prepayment made under Section 2.17, the applicable Borrower shall designate to the Administrative Agent the Class of Revolving Advance or Swing Loan to which such payment or prepayment should be applied.

(d)       Each Foreign Currency Swing Loan shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in the Appropriate Foreign Currency to the Lending Installation of the Appropriate Foreign Currency Swing Lender. All such payments shall be made by the applicable Borrower by noon (local time at the place of payment), without condition or deduction for any counterclaim, defense, recoupment or setoff, on or before the Maturity Date in such funds as may then be customary for the settlement of international transactions in the Appropriate Foreign Currency for the account of the Lending Installation of the Appropriate Foreign Currency Swing Lender.

35	364-Day Revolving Credit Agreement

(e)     Each Euro Swing Loan shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in Euros to the Lending Installation of the Euro Swing Lender. All such payments shall be made by the applicable Borrower by noon (London time), without condition or deduction for any counterclaim, defense, recoupment or setoff, on or before the Maturity Date in such funds as may then be customary for the settlement of international transactions in Euros for the account of the Lending Installation of the Euro Swing Lender.

(f)     Each U.S. Swing Loan shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in Dollars to the Administrative Agent at the Administrative Agent’s Lending Installation. All such payments shall be made by the applicable Borrower by noon (New York time), without condition or deduction for any counterclaim, defense, recoupment or setoff, on or before the Maturity Date and shall be applied by the Administrative Agent ratably among the U.S. Swing Lenders in accordance with their respective shares of each U.S. Swing Loan.

(g)     Notwithstanding the foregoing provisions of this Section 2.16 or any other provision of this Agreement (other than Section 2.29(a)(ii)), on and after the Conversion Date, all payments of the Obligations received pursuant to this Section 2.16 or otherwise by the Administrative Agent shall be applied ratably by the Administrative Agent among the Lenders according to each Lender’s pro rata share (determined as of the time that the applicable payment is received by the Administrative Agent based on the percentage that the aggregate principal amount of the Obligations owed (including by way of funded participations) to such Lender is of the aggregate principal amount of the Obligations (including by way of funded participations) owed to all the Lenders).

(h)     Notwithstanding the foregoing provisions of this Section 2.16, if, after the making of any Multi-Currency Revolving Advance in any currency other than Dollars, any Foreign Currency Swing Loan or any Euro Swing Loan, currency control or exchange regulations are imposed in the country which issues the applicable currency with the result that the type of currency in which such Multi-Currency Revolving Advance, such Foreign Currency Swing Loan or such Euro Swing Loan was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.16, the commencement of the third stage of the European Economic and Monetary Union shall not constitute the imposition of currency control or exchange regulations.

(i)     The obligations of the Lenders hereunder to make Revolving Advances, to fund participations in Swing Loans pursuant to Section 2.24 and to make payments pursuant to Section 9.6(c) are several and not joint. Subject to Section 2.29(a)(iv), the failure of any Lender to make any Loan required to be funded by it hereunder, to fund any such participation or to

36	364-Day Revolving Credit Agreement

make any payment under Section 9.6(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.6(c).

2.17     Optional Principal Payments. The applicable Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances owing by it or, in an amount equal to the Minimum Tranche, any portion of the outstanding Base Rate Advances upon at least one Business Day’s prior notice to the Administrative Agent. The applicable Borrower may from time to time pay, subject to the payment of any amounts required by Section 3.5 but without penalty or premium, all outstanding Eurocurrency Advances owing by it or, in an amount equal to the Minimum Tranche, any portion of the outstanding Eurocurrency Advances owing by it upon at least three Business Days’ prior notice to the Administrative Agent. The applicable Borrower may from time to time pay, without premium or penalty, all outstanding Yen Swing Loans or Sterling Swing Loans owing by it or, in an amount equal to a principal Equivalent Amount of at least U.S.$5,000,000 and an integral multiple of 1,000,000 units of the Appropriate Foreign Currency, any portion of an outstanding Foreign Currency Swing Loan owing by it upon notice to the Appropriate Foreign Currency Swing Lender not later than 10:00 a.m. (local time at the place of payment) on the date of such prepayment. The applicable Borrower may from time to time pay, without premium or penalty, all outstanding Euro Swing Loans owing by it or, in an amount equal to a principal Equivalent Amount of at least U.S.$5,000,000 and an integral multiple of 1,000,000 Euros, any portion of an outstanding Euro Swing Loan owing by it upon notice to the Euro Swing Lender not later than 10:00 a.m. (London time) on the date of such prepayment. Any optional payment of Loans shall be made to the Administrative Agent for distribution on a pro rata basis to the applicable Lenders.

2.18     Noteless Agreement; Evidence of Indebtedness.   (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the Class of each Loan and the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)       The Administrative Agent shall maintain accounts in which it will record (i) the amount and Class of each Revolving Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of each Foreign Currency Swing Loan made hereunder and the Appropriate Foreign Currency with respect thereto, (iii) the amount of each Euro Swing Loan made hereunder, (iv) the amount of each U.S. Swing Loan made hereunder, (v) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder and (vi) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof.

(c)       Absent manifest error, the entries in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Obligations in accordance with their terms. In the event of any conflict between the accounts maintained by the Administrative Agent and the accounts of any Lender, the accounts of the Administrative Agent shall control in the absence of manifest error.

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(d)     Any Revolving Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit E (a “Note”). In such event, the applicable Borrower shall prepare, execute and deliver to such Revolving Lender such Note payable to such Revolving Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Revolving Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

2.19     Telephonic Notices.   Each Borrower hereby authorizes the Lenders and the Administrative Agent to convert or continue Revolving Advances based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer, it being understood that the foregoing authorization is specifically intended to allow Conversion/Continuation Notices to be given telephonically by an Authorized Officer. The applicable Borrower agrees to deliver promptly to the Administrative Agent or the applicable Lender a written confirmation (signed by an Authorized Officer) of each telephonic notice, if such confirmation is requested by the Administrative Agent or such Lender. If the written confirmation differs in any material respect from the action taken by the Administrative Agent or the applicable Lender in accordance with the telephonic notice of the applicable Borrower, the records of the Administrative Agent or such Lender shall govern absent manifest error.

2.20     Interest Payment Dates; Interest and Fee Basis.   Interest accrued on each Base Rate Advance shall be payable by the applicable Borrower on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable by the applicable Borrower on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable by the applicable Borrower on the last day of its applicable Interest Period, on any date on which such Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable by the applicable Borrower on the last day of each three-month interval during such Interest Period. Interest accrued on each Foreign Currency Swing Loan, on each Euro Swing Loan and on each U.S. Swing Loan shall be paid by the applicable Borrower on the Maturity Date therefor and on any date on which such Foreign Currency Swing Loan, such Euro Swing Loan or such U.S. Swing Loan is prepaid, whether due to acceleration or otherwise. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Base Rate Loans calculated by reference to the “prime rate” of Bank of America and Foreign Currency Swing Loans and Revolving Loans denominated in Pounds Sterling, as applicable, which shall be calculated for actual days elapsed on the basis of a 365-day year or when appropriate, a 366-day year. Interest shall be payable by the applicable Borrower for the day a Loan is made but not for the day of any

38	364-Day Revolving Credit Agreement

payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made by the applicable Borrower on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.21     Notification of Revolving Advances, Interest Rates, Prepayments and Commitment Reductions.   Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Total Commitment reduction notice, Revolving Advance Borrowing Notice, Conversion/Continuation Notice and repayment or prepayment notice received by it hereunder. The Administrative Agent will notify each applicable Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.

2.22     Lending Installations.   Each Lender may, by written notice to the Administrative Agent and the Borrowers in accordance with Article XIV, or the Administrative Agent, may by written notice to the Borrowers and the Lenders, designate replacement or additional Lending Installations through which Loans will be made available by it and for whose account Loan payments are to be made. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.

2.23     Non-Receipt of Funds by the Administrative Agent.   (a)  Unless the Administrative Agent shall have received notice from a Lender on (in the case of a Base Rate Advance) or prior to (in the case of a Eurocurrency Advance) the proposed date of any Revolving Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.1 and 2.2, as applicable, and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Advance available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Compensation Rate and (ii) in the case of a payment to be made by such Borrower, the Base Rate. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Revolving Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolving Advance. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)     Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the

39	364-Day Revolving Credit Agreement

Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Compensation Rate. A notice of the Administrative Agent to any Lender or such Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

2.24     Participations in Swing Loans.   (a)  Each Multi-Currency Revolving Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, upon receipt of notice that the Administrative Agent has received a Swing Funding Notice for any Euro Swing Loan or Foreign Currency Swing Loan, to fund (or to cause an Affiliate to fund) its participation in, such outstanding Euro Swing Loan or Foreign Currency Swing Loan in an amount equal to its Multi-Currency Pro Rata Share (or such greater share as may be determined pursuant to Section 2.29(a)(iv)) of the amount of such Euro Swing Loan or Foreign Currency Swing Loan. Each Revolving Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally, upon receipt of notice that the Administrative Agent has received a Swing Funding Notice for any U.S. Swing Loan, required to fund (or to cause an Affiliate to fund) its participation in, such outstanding U.S. Swing Loan in an amount equal to its Pro Rata Share (or such greater share as may be determined pursuant to Section 2.29(a)(iv)) of the amount of such U.S. Swing Loan. Notwithstanding the foregoing, the aggregate Total Outstandings held by any Lender (whether directly or by participation) shall not exceed such Lender’s Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be.

(b)     The Administrative Agent shall promptly notify each applicable Revolving Lender of its receipt of a Swing Funding Notice. Promptly (and in any event within one Business Day in the case of U.S. Swing Loans and three Business Days in the case of Foreign Currency Swing Loans or Euro Swing Loans) after receipt of such Notice, each applicable Revolving Lender shall (or shall cause an Affiliate to) make available to the Administrative Agent for the account of each applicable Swing Lender an amount in the applicable Agreed Currency and in Same Day Funds equal to its applicable share of all outstanding Swing Loans of such Swing Lender (it being understood that no Revolving Lender which is an Affiliate of a Swing Lender shall be obligated to make any amount available to such Swing Lender unless otherwise required by such Swing Lender). If any Revolving Lender so notified fails to make available to the Administrative Agent for the account of the applicable Swing Lender the full amount of such Revolving Lender’s participations in all Swing Loans of such Swing Lender by the date which is one Business Day (or, in the case of Foreign Currency Swing Loans or Euro Swing Loans, three Business Days) after its receipt of such notice from the Administrative Agent, then interest shall accrue on such Revolving Lender’s obligations to fund such participations, from such date to the date such Revolving Lender pays such obligations in full, at a rate per annum equal to the interest rate applicable to each relevant Loan as in effect from time to time during such period.

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(c)     From and after the date on which the Administrative Agent has received a Swing Funding Notice for any Swing Loan, all funds received by a Swing Lender in payment of any Swing Loan made by such Swing Lender, interest accrued thereon after the first (or, in the case of a Foreign Currency Swing Loan or Euro Swing Loan, third) Business Day following delivery of such notice and other amounts payable in respect thereof shall be delivered by such Swing Lender to the Administrative Agent, in the same funds as those received by such Swing Lender, to be distributed to all applicable Revolving Lenders in accordance with their applicable shares (i.e., giving effect to the funding of participations pursuant to this Section 2.24), except that the applicable share of such funds of any applicable Revolving Lender that has not funded its participations as provided herein shall be retained by such Swing Lender.

(d)     If the Administrative Agent or any Swing Lender is required at any time to return to any Borrower, or to a trustee, receiver, liquidator or custodian or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by such Borrower to the Administrative Agent or such Swing Lender in respect of any Swing Loan or any interest thereon, each applicable Revolving Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Swing Lender its applicable share of the amount so returned by the Administrative Agent or such Swing Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Revolving Lender to the Administrative Agent, at a rate per annum equal to the rate specified by such Swing Lender as its cost of funds for such period.

(e)     The Required Lenders, the Swing Lenders and the Administrative Agent may agree on any other reasonable method (such as making assignments of Swing Loans) for sharing the risks of Swing Loans ratably among all applicable Revolving Lenders as provided herein so long as such method does not materially disadvantage any Lender.

(f)     Each applicable Revolving Lender’s obligation to purchase participation interests in Swing Loans pursuant to this Section 2.24 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any other Lender, any Borrower, the Administrative Agent or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect, (c) any breach of this Agreement by any Borrower or any other Lender, (d) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any participation interest in any Swing Loan is to be purchased or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)     Notwithstanding the provisions of clause (f) above, no Revolving Lender shall be required to purchase a participation interest in any Swing Loan if, prior to the making of such Swing Loan, the applicable Swing Lender received written notice from the applicable Borrower, the Administrative Agent or the Required Lenders specifying that one or more of the conditions precedent to the making of such Swing Loan were not satisfied and, in fact, such conditions precedent to the making of such Swing Loan were not satisfied at the time of the making of such Swing Loan; provided that the obligation of such Revolving Lender to purchase such participation interest shall be reinstated on the date on which all conditions precedent to the making of such Swing Loan have been satisfied (or waived by the Required Lenders or all Revolving Lenders, as applicable).

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2.25     [Intentionally Omitted].

2.26     Judgment Currency.   If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York office on the Business Day preceding that on which final, nonappealable judgment is given. The obligations of the applicable Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

2.27     Increase in Commitments.

(a)     Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify such of the Revolving Lenders as the Borrowers may specify), the Borrowers may, from time to time, elect to increase the Total Commitment to an amount (after giving effect to all such increases) that does not exceed U.S.$5,000,000,000; provided that (i) each increase shall be in a minimum amount of U.S.$25,000,000 and (ii) the Borrowers may make a maximum of five such elections. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the applicable Revolving Lenders).

(b)     Each applicable Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, the amount of such increase and whether such increase is of its Dollar Revolving Commitment or Multi-Currency Revolving Commitment. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

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(c)     The Administrative Agent shall notify the Borrowers and each applicable Revolving Lender of the applicable Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, the Borrowers may also invite Eligible Assignees to become Lenders.

(d)     If the Total Commitment is increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Revolving Lenders (including any new Revolving Lenders) of the final allocation of such increase and such Increase Effective Date. On or before such Increase Effective Date, each Eligible Assignee that becomes a new Revolving Lender shall execute a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent is authorized and directed to amend and distribute to the Revolving Lenders (including any new Revolving Lenders) a revised Schedule 1 that gives effect to each increase in the Total Commitment and the allocation thereof among the Revolving Lenders (including any new Revolving Lenders).

(e)     If on the Increase Effective Date, there is an unpaid principal amount of Revolving Loans, the applicable Borrowers shall, on such date or on such date or dates thereafter as the Administrative Agent shall reasonably specify (in consultation with Visa Inc. and having regard to the avoidance of amounts payable pursuant to Section 3.5, in each case so long as no Event of Default has occurred and is continuing), borrow Revolving Loans from the Revolving Lenders and/or prepay any Revolving Loans outstanding on each Increase Effective Date for the sole purpose of insuring that the Revolving Loans (including, without limitation, the Types thereof and Interest Periods with respect thereto) shall be held by the Revolving Lenders pro rata according to their revised applicable shares.

2.28     Replacement of Lenders.   If any Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.6, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 13.1, 13.2 and 13.3), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.4) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)     Such Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.3.1(d);

(b)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

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(c)     in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d)     such assignment does not conflict with applicable Laws; and

(e)     in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that an assignment required pursuant to this Section 2.28 may, if not executed by the Lender required to make such assignment within five Business Days after such Lender is requested to execute such assignment, be effected pursuant to an Assignment and Assumption executed by Visa Inc. (as the attorney-in-fact and on behalf of such Lender) and the assignee and acknowledged by the Administrative Agent.

2.29   Defaulting Lenders.

(a)      Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

  (i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 8.3.

  (ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Lenders hereunder; third, as the Borrowers may request (so long as no Default exists), to the funding of any Loan or participation therein in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans or participations therein under this Agreement; fifth, to the payment of any amounts owing to any Lender or any Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

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sixth, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders as provided herein prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Loans are held by the Lenders as required herein without giving effect to Section 2.29(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

  (iii)     Commitment Fees.   No Defaulting Lender shall be entitled to receive any commitment fee payable under Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

  (iv)     Reallocation of Unfunded Participations to Reduce Fronting Exposure.   All or any part of such Defaulting Lender’s unfunded participation obligations in Swing Loans shall be reallocated among the applicable Non-Defaulting Lenders on a pro rata basis (calculated without regard to such Defaulting Lender’s Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be) but only to the extent that (x) the conditions set forth in Section 4.2 were satisfied at the time the applicable Swing Loan was made (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions were satisfied at such time) and (y) such reallocation does not cause the aggregate Total Outstandings held by any Non-Defaulting Lender (whether directly or by participation) to exceed such Non-Defaulting Lender’s Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be. No reallocation hereunder shall be deemed to increase the Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, of any Non-Defaulting Lender or decrease the Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, of any Defaulting Lender or constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

  (v)     Repayment of Swing Loans.   If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the applicable Borrower shall, within two Business Days following written notice and request by the Administrative Agent and without prejudice to any right or remedy available to it hereunder or under applicable law, prepay Swing Loans in an amount equal to the Swing Lenders’ Fronting Exposure.

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(b)     Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans to be held on a pro rata basis by the applicable Lenders (without giving effect to Section 2.29(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III - YIELD PROTECTION; TAXES

3.1     Taxes.

(a)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.   (i)  Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

   (ii)     If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

   (iii)     If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such

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Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)     Payment of Other Taxes by the Borrowers.   Without limiting the provisions of subsection (a) above, each applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     Tax Indemnifications.

  (i)     Each applicable Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Borrower to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each applicable Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof after demand therefor in accordance with Section 3.7(a), for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.1(c)(ii) below.

  (ii)     Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower to do so), (y) the Administrative Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2.1 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subclause (ii).

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(d)     Evidence of Payments.   Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.1, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)     Status of Lenders; Tax Documentation.   (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.1(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W 9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the

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reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I)     in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)       executed originals of IRS Form W-8ECI;

(III)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)     to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)     any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)     Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f)     Treatment of Certain Refunds.   Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines in good faith that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.1, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g)     Survival.   Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

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3.2     Illegality.   If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Installation to make, maintain or fund Loans the interest rate on which is determined by reference to any Currency Reference Rate (whether denominated in Dollars or another Agreed Currency), or to determine or charge interest rates based upon any Currency Reference Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any other Agreed Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Loans in the affected currency or currencies or, in the case of Eurocurrency Loans in Dollars, to convert Base Rate Loans to Eurocurrency Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Daily Floating One Month Rate, the interest rate on the Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily Floating One Month Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily Floating One Month Rate), on the earlier of the last day of the Interest Period or the Maturity Date, as applicable, therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.3     Inability to Determine Rates.   If the Required Lenders or an applicable Swing Lender, as the case may be, determines (which determination shall be made in good faith) that for any reason in connection with any request for a Eurocurrency Loan or an applicable Swing Loan or a conversion to or continuation thereof, as applicable, that (a) deposits (whether in Dollars or another Agreed Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period or day, as applicable, of such Eurocurrency Loan or applicable Swing Loan, (b) adequate and reasonable means do not exist for determining any applicable Currency Reference Rate for any requested Interest Period or day, as applicable, with respect to a proposed Eurocurrency Loan or applicable Swing Loan, (whether denominated in Dollars or another Agreed Currency) or in connection with an existing or proposed Base Rate Loan or (c) the applicable Currency Reference Rate for any requested Interest Period or day, as applicable, with respect to a proposed Eurocurrency Loan or applicable Swing Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan or applicable Swing Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans or applicable Swing Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Daily Floating One Month Rate, the utilization of the Daily Floating One Month Rate in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders or an applicable Swing

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Lender) revokes such notice. Upon receipt of such notice, any Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Loans or applicable Swing Loans, as applicable, in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

3.4     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

  (i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in a Currency Reference Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost Rate, other than as set forth below); or

  (ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

  (iii)     result in the failure of the Mandatory Cost Rate, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Loans; or

  (iv)     impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to any Currency Reference Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender and in accordance with Section 3.7, the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     Capital and Liquidity Requirements. If any Lender determines in good faith that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of

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such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time upon request by such Lender and in accordance with Section 3.7, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.5     Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time in accordance with Section 3.7(a), the applicable Borrower shall promptly (and in accordance with Section 3.7) compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)     any continuation, conversion, payment or prepayment of any Loan by such Borrower other than a Base Rate Loan or a Swing Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b)     any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Swing Loan on the date or in the amount notified by such Borrower;

(c)     any failure by such Borrower to make payment of any Loan (or interest due thereon) denominated in an Agreed Currency on its scheduled due date or any payment thereof in a different currency; or

(d)     any assignment of a Eurocurrency Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 2.28;

excluding any loss of anticipated profits but including any actual foreign exchange losses and any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was, when funded by such Lender, funded at such rate.

3.6     Mitigation of Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Installation. If any Lender requests compensation under Section 3.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then at the request of the Borrowers such Lender shall use reasonable efforts to designate a different

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Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.1 or 3.4, as the case may be, in the future or eliminate the need for the notice pursuant to Section 3.2, as applicable and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different Lending Installation in accordance with Section 3.6(a), the Borrowers may replace such Lender in accordance with Section 2.28.

3.7     Matters Applicable to all Requests for Compensation.

(a)     Certificates for Reimbursement. If any Lender becomes entitled to claim any indemnified amounts, additional amounts, or compensation pursuant to Sections 3.1(c)(i), 3.4 or 3.5, it shall promptly deliver a certificate (with a copy to the Administrative Agent) to the Borrowers or applicable Borrower setting forth, in reasonable detail, the indemnified amount or amounts, the additional amount or amounts, or the compensation to be paid to it hereunder and the basis and calculation thereof shall be conclusive in the absence of manifest error. The Borrowers or applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

(b)     Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the provisions of Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to Section 3.4 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers or applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor if such increased costs or reductions would not have been imposed absent such failure or delay on the part of the Lender to notify the applicable Borrower within the 180-day period; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; and provided, further, that no Lender shall claim any compensation pursuant to Section 3.4 unless such Lender is generally seeking similar compensation from similarly situated borrowers under agreements relating to similar credit transactions that include provisions similar to Section 3.4 and the compensation claimed pursuant to Section 3.4 is not in a disproportionate amount to the compensation sought from such similarly situated borrowers.

3.8     Survival. All obligations of the Borrowers under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and any resignation of the Administrative Agent.

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ARTICLE IV - CONDITIONS PRECEDENT

4.1     Conditions to Closing Date. The occurrence of the Closing Date is subject to the conditions precedent that (a) there shall not have occurred a material adverse change since September 30, 2012 in the business, properties, financial condition or results of operations of Visa Inc. and its Subsidiaries taken as a whole and (b) the Administrative Agent shall have received (i) evidence that all amounts payable by the Borrowers under the Existing Agreement have been (or concurrently with the making of the initial Loans will be) paid in full and the commitments of the lenders under the Existing Agreement have been (or concurrently with the making of the initial Loans will be) terminated, (ii) for the account of each Lender, the upfront fees previously agreed to between the Borrowers and the Lenders, (iii) for the account of the Administrative Agent and the Arrangers, all fees which are then due and payable pursuant to the Fee Letters and (iv) each of the following items, each of which shall be originals or telecopies and/or .pdfs (followed promptly by originals, if applicable) unless otherwise specified and each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(A)

The certificate of incorporation of each Borrower, together with all amendments, and a certificate of good standing issued by the state of its incorporation, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(B)

A certificate of the Chief Financial Officer, the Controller, the Secretary or the Assistant Secretary of each Borrower, as to the by-laws of such Borrower and resolutions of the Board of Directors of such Borrower (and any required resolutions or actions of any other body of such Borrower) authorizing the borrowings hereunder and the consummation of the transactions contemplated hereby.

(C)

An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of Authorized Officers and other officers, if applicable, of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Administrative Agent and each Lender shall be entitled to rely until informed of any change in writing by such Borrower.

(D)	A certificate, signed by the Chief Financial Officer, the Controller or the Treasurer of each Borrower, stating that on the Closing Date no Default or Event of Default has occurred and is continuing.

(E)	The written opinion of the Borrowers’ counsel, addressed to the Administrative Agent and the Lenders in customary form reasonably acceptable to the Administrative Agent.

(F)	Any Note requested by a Lender pursuant to Section 2.18 payable to such requesting Lender and executed by an Authorized Officer of each Borrower.

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(G)

Borrower details forms, in form reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and signed by two Authorized Officers of each Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(H)	Such other approvals, opinions or documents as the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2     Each Revolving Advance or Swing Loan.   No Lender shall be required to make any Revolving Loan or Swing Loan (other than with respect to any continuation or conversion of a Revolving Loan pursuant to a Conversion/Continuation Notice) unless on the applicable Borrowing Date:

(a)     There exists no Default or Event of Default.

(b)     The representations and warranties contained in Article V (other than Sections 5.5 and 5.7, unless such Borrowing Date is the Closing Date) are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)     The Administrative Agent shall have received a Revolving Advance Borrowing Notice or a Swing Loan Borrowing Notice, as applicable.

Each Revolving Advance Borrowing Notice, with respect to any Revolving Advance, and each Swing Loan Borrowing Notice, with respect to a Foreign Currency Swing Loan, a Euro Swing Loan or a U.S. Swing Loan, shall constitute a representation and warranty by Visa Inc. and the applicable Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

Visa Inc. represents and warrants to the Lenders that:

5.1     Existence and Standing.   Each Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, which jurisdiction is a State of the United States.

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5.2     Authorization and Validity.   The execution, delivery and performance by each Borrower of the Loan Documents, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate or other applicable organizational powers and have been duly authorized by all necessary corporate or other applicable organizational action. The Loan Documents to which each Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3     No Conflict; Government Consent.   Neither the execution and delivery by any Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any Law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (b) such Borrower’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws or operating or other similar governing document, as the case may be or (c) the provisions of any material indenture, instrument or agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien on the Property of such Borrower or any of its Subsidiaries pursuant to the terms of any such material indenture, instrument or agreement, in each case, that would reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority, which has not been obtained by each applicable Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except to the extent the failure to obtain any such order, consent, adjudication, approval, license, authorization or validation of, or filing, recording or registration, or exemption would not reasonably be expected to have a Material Adverse Effect.

5.4     Financial Statements.   The September 30, 2012 audited consolidated financial statements of Visa Inc. (which do not contain a “going concern” or like qualification or exception), heretofore delivered or otherwise made available to the Lenders, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of Visa Inc. and its Subsidiaries at such date and the consolidated results of their operations for the periods then ended.

5.5     Material Adverse Change.   Except as disclosed in Schedule 5.7 hereto and except with respect to any loss relating to or in connection with Section 9.01 of Visa International’s By-Laws incurred during such period due to the failure of a member bank which will be recovered pursuant to a recovery plan which has been adopted by the Board of Directors of Visa International or the Board of Directors of any regional affiliate of Visa International, including the Board of Directors of Visa U.S.A. Inc., since September 30, 2012 there has been no change in the business, Property, financial condition or results of operations of Visa Inc. and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

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5.6     Taxes.   Each Borrower and its Subsidiaries have filed all United States federal and other material tax returns which are required to be filed and have paid all taxes thereunder which are due and payable, including interest and penalties, except (a) any that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established by such Borrower or its applicable Subsidiary (to the extent required by GAAP) or (b) where failure to do so would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

5.7     Litigation.   Except as disclosed in Schedule 5.7 hereto, there is no pending or threatened (in writing) action, suit, investigation, litigation or proceeding affecting any Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that would reasonably be expected to have a Material Adverse Effect.

5.8     [Intentionally Omitted].

5.9     [Intentionally Omitted].

5.10     Accuracy of Information.   The information, exhibit or report furnished by any Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the Loan Documents, taken as a whole, is correct in all material respects and does not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

5.11     Regulation U.   No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of the regulations of the Federal Reserve Board.

5.12     [OFAC].   None of any Borrower or any Subsidiary thereof nor, to the knowledge of any Borrower, any director or officer of any Borrower or any Subsidiary thereof is subject at such time to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Borrower will knowingly use the proceeds of the Loans for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.13     Compliance With Laws.   Each Borrower and its Subsidiaries have complied with all applicable material Laws of any United States or foreign Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

5.14     Ownership of Properties.   Except as would not reasonably be expected to have a Material Adverse Effect, on the date of this Agreement, Visa Inc. or one of its Subsidiaries has good title, free of all Liens other than those permitted by Section 6.12, to all of their Property and assets.

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5.15     Plan Assets; Prohibited Transactions.   No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16     Environmental Matters.   Neither any Borrower nor any Material Subsidiary has any liability under applicable Environmental Laws that would reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.17     Investment Company Act.   Neither any Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

5.18     ERISA.   No ERISA Event has occurred, and no Borrower or any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, in each case, which would reasonably be expected to have a Material Adverse Effect. Each Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained. The excess, if any, of the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date prior to the date on which this representation is made or deemed made, over the value of the assets of such Plan allocable to such accrued benefits would not reasonably be expected to have a Material Adverse Effect. No Plan to which any Borrower or any ERISA Affiliate contributes is a multiemployer plan (within the meaning of Section 3(37) of ERISA). Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. No Unfunded Liabilities under ERISA exist with respect to any Plan, which such Unfunded Liabilities would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI - COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1     Financial Reporting.   Visa Inc. will furnish or cause to be furnished to the Administrative Agent (for distribution to the Lenders):

(a)     within 50 days after the end of each of the first three quarters of each fiscal year of Visa Inc., a consolidated balance sheet of Visa Inc. and its Subsidiaries as of the end of such

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quarter and consolidated statements of income and of cash flows of Visa Inc. and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments and absence of footnotes) by an Authorized Officer as having been prepared in accordance with GAAP;

(b)     within 90 days after the end of each fiscal year of Visa Inc., a copy of the annual audit report for such year for Visa Inc. and its Subsidiaries (and, if its fiscal year-end financial statements are then being audited, of each of Visa International and Visa U.S.A. and its respective Subsidiaries), containing a consolidated balance sheet of such Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and of cash flows of such Borrower and its Subsidiaries for such fiscal year reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing in accordance with generally accepted auditing standards; provided that in the event of any change in GAAP used in the preparation of such financial statements, Visa Inc. shall also provide, if necessary for the determination of compliance with Section 6.17, a statement of reconciliation conforming such financial statements to GAAP, executed by an Authorized Officer;

(c)     simultaneously with delivery of the financial statements referred to in clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit B signed by Visa Inc.’s President, Chief Executive Officer, Chief Financial Officer, Controller or Treasurer showing the calculations necessary to determine compliance with Section 6.17 of this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;

(d)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of the equity interests of Visa Inc. and copies of all annual, regular, periodic and special reports and registration statements which Visa Inc. files with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934 and not otherwise required to be delivered to the Lenders pursuant hereto;

(e)     promptly and in any event within 10 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of an Authorized Officer of such Borrower describing such ERISA Event;

(f)     promptly after any Borrower receives notice thereof, notice of all actions, suits and proceedings before any Governmental Authority affecting such Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(g)     promptly after any change in, or withdrawal of, Visa Inc.’s Moody’s Rating or S&P Rating, written notice of such change or withdrawal;

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(h)     promptly after the occurrence thereof, written notice of any material change in accounting policies or financial reporting practices by Visa Inc. or any of its Subsidiaries (except as required by GAAP, which material changes will be described in the financial statements reflecting such material changes); and

(i)     such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Visa Inc. (or its representative or designee) notifies the Administrative Agent (by electronic mail or otherwise) of the filing of the document with the Securities and Exchange Commission, (ii) on which Visa Inc. posts such documents, or provides a link thereto, on Visa Inc.’s website on the Internet or (iii) on which such documents are posted on Visa Inc.’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) paper copies of documents to be delivered pursuant to Section 6.1(a) or (b) shall be delivered to any Lender that requests the delivery of such paper copies until a written request to cease delivering paper copies is given by such Lender and (y) Visa Inc. shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents or the filing of documents with the Securities and Exchange Commission and shall provide to the Administrative Agent by electronic mail electronic versions or links to electronic versions (i.e., soft copies) of such documents.

Each Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that documents filed with the Securities and Exchange Commission shall be deemed to be “PUBLIC” and shall not be required to be so marked); (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to such Borrower or its securities for purposes of United States Federal and state securities Laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

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6.2     Use of Proceeds.   Each Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans only (a) to refinance existing Indebtedness, (b) to ensure the integrity of the settlement process of such Borrower and its Subsidiaries in the event of a settlement failure by a member and (c) for general corporate purposes.

6.3     Notice of Default.   Each Borrower will notify (or cause another Borrower to notify) the Administrative Agent promptly, and in any event within five Business Days after any Authorized Officer of such Borrower has knowledge thereof, of the occurrence of any Default or Event of Default.

6.4     Conduct of Business.   Each Borrower will, and will cause each of its Material Subsidiaries to: (a) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted;(b) except as permitted by Section 6.10, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be; and (c) except where failure to do so would not reasonably be expected to have a Material Adverse Effect, take commercially reasonable steps to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5     Taxes.   Each Borrower will, and will cause each of its Subsidiaries to, timely file (taking into account any timely extensions to file) complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (a) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP (to the extent required thereby) or (b) where failure to do so would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

6.6     Insurance.   Each Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance coverage of a type reasonable and customary for companies of similar size and engaged in similar businesses and in amounts reasonably deemed by such Borrower to be adequate.

6.7     Compliance with Laws.   Each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Laws, except to the extent failure to so comply could not, individually or in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect.

6.8     Maintenance of Properties.   Each Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

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6.9     Inspection.   Upon reasonable advance notice, during normal business hours and with such frequency as may be reasonably requested (but not more than once per fiscal year unless an Event of Default exists), each Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Borrower and its Subsidiaries, to examine and make copies of the books of accounts and other financial records of such Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with their respective officers, all at the individual expense of the Administrative Agent and the Lenders; provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders (coordinated through the Administrative Agent) may exercise their rights under this Section at the expense of the Borrowers. Notwithstanding anything to the contrary in this Section 6.9, none of any Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (a) in respect of which disclosure to Administrative Agent (or any designated representative or agent or employee) or any Lender is then prohibited by law or (b) is subject to attorney client or similar privilege or constitutes attorney work product.

6.10     Mergers, Etc.   No Borrower will, nor will it permit any of its Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of such Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, unless, immediately after giving effect to such proposed transaction, no Default or Event of Default would exist and in the case of any such merger to which such Borrower is a party, either (a) a Borrower is the surviving corporation (provided that if Visa Inc. is a party to such merger, Visa Inc. is the surviving corporation) or (b) the Person into which a Borrower shall be merged or formed by any such consolidation shall assume such Borrower’s obligations hereunder and under the Notes, if any, in an agreement or instrument reasonably satisfactory in form and substance to the Administrative Agent; provided that, mergers otherwise permitted by this Section shall be permitted only if a Change of Control does not result therefrom.

6.11     [Intentionally Omitted].

6.12     Liens.   No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist, unless such Borrower’s obligations under this Agreement and the Notes are secured equally and ratably therewith, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, excluding from the operation of the foregoing restrictions the following:

    (a)     materialmen’s, suppliers’, tax and other similar Liens arising in the ordinary course of business as presently conducted securing obligations which are not overdue or are being contested in good faith by appropriate proceedings;

    (b)     Liens arising in the ordinary course of business as presently conducted in connection with leases, workmen’s compensation, unemployment insurance, appeal and release bonds, purchase money security interests and other Liens incidental to the conduct of its business or the operation of its property or its assets;

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    (c)     Liens on real estate, buildings or equipment so long as the Indebtedness secured by such Liens does not exceed U.S.$500,000,000, in the aggregate, for Visa Inc. and its Subsidiaries;

    (d)     Liens granted on financial assets to secure risk and funding management transactions entered into in the ordinary course of business and on commercially reasonable terms negotiated on an arms-length basis, including but not limited to, reverse repurchase agreements, hedging transactions, securities lending transactions and securitization transactions involving royalty or other similar payment streams; and

    (e)     other Liens securing obligations not in excess of the greater of an amount equal to (i) U.S.$1,500,000,000 or (ii) four percent (4%) of the total assets of Visa Inc. and its consolidated Subsidiaries, determined in accordance with GAAP, as of the end of the then most recently ended fiscal quarter for which financial statements are available;

provided that notwithstanding the foregoing provisions of this Section 6.12, no Borrower shall create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any shares of stock of any of its Subsidiaries.

6.13     [Intentionally Omitted].

6.14     [Intentionally Omitted].

6.15     [Intentionally Omitted].

6.16     Books and Records.   Each Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which entries true and correct in all material respects and in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Borrower and its Subsidiaries.

6.17     Consolidated Indebtedness to Consolidated EBITDA Ratio.   Visa Inc. will not permit the Consolidated Indebtedness to Consolidated EBITDA Ratio to be greater than 3.75 to 1.0 as of the last day of any fiscal quarter.

ARTICLE VII - EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1     Any representation or warranty made by Visa Inc. or any Borrower in connection with this Agreement shall prove to be incorrect in any material respect when made.

7.2     Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligation under any of the Loan Documents within five Business Days after the same becomes due.

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7.3    (a) The breach by any Borrower of any of the terms or provisions contained in Section 6.2, 6.3, 6.4(b) (solely as such section relates to any Borrower’s valid existence), 6.10, 6.12 or 6.17 or (b) the failure by any Borrower to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender (with a copy to the Administrative Agent).

7.4     Any Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness of, or guaranteed by, such Borrower or such Subsidiary that is outstanding in a principal amount of at least U.S.$150,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable by such Borrower or such Subsidiary (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any Borrower or any of its Subsidiaries fails to observe or perform any other agreement or instrument relating to any such Indebtedness and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

7.5     Any Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceedings shall be instituted by or against such Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or any Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 7.5.

7.6     Any final, nonappealable judgment or order for the payment of money in excess of U.S.$150,000,000 (excluding any portion thereof paid or covered by insurance so long as coverage has not been denied) on a claim or claims shall be rendered against any Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order on or after the date any payment is due and payable under the terms of such judgment or order and shall not have been stayed within 60 days after such enforcement proceedings are commenced or (ii) there is a period of 60 consecutive days during which such judgments or orders shall not have been paid, vacated, discharged, stayed or bonded.

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7.7     Any ERISA Event shall have occurred with respect to a Plan which is reasonably likely to result in liability, individually or in the aggregate with any other ERISA Events, in excess of U.S.$150,000,000 and such ERISA Event shall remain uncured for 60 days after the occurrence thereof.

7.8     Any material provision of Article XI shall be declared to be unenforceable by a court of competent jurisdiction or any Borrower (or any Person acting on behalf of any Borrower) shall contest the enforceability of any material provision of Article XI.

7.9     A Change of Control occurs.

ARTICLE VIII — ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1     Acceleration.   (a) If any Event of Default described in Section 7.5 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the written consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives.

(b)     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.5 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2     Dollar Conversion and Assignment of Obligations.

(a)     Notwithstanding any other provision in this Agreement, on the date (the “Conversion Date”) that (i) (A) there has been an acceleration of the maturity of the Obligations or a termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default and (B) the Required Lenders cease to have the right under Section 8.1(b) to rescind or annul such an acceleration or termination, (ii) the Termination Date occurs and the Obligations are not concurrently repaid in full or (iii) an Event of Default described in Section 7.5 occurs with respect to any Borrower, all outstanding Multi-Currency Revolving Loans in an Agreed Currency other than Dollars, all outstanding Euro Swing Loans and all outstanding Foreign Currency Swing Loans shall be converted into Dollars and the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of conversion used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with the specified currency at the Administrative Agent’s main New York office on the Business Day preceding the Conversion Date. If the amount of Dollars so purchased with the specified currency is less than the amount originally borrowed by any

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Borrower from the Multi-Currency Revolving Lenders or a Swing Lender, in an Agreed Currency, such Borrower agrees, to the fullest extent that it may effectively do so, to indemnify such Lenders or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally borrowed by such Borrower from any Multi-Currency Revolving Lender or a Swing Lender, as the case may be, in an Agreed Currency, then Administrative Agent may apply such excess to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect.

(b)     From and after the Conversion Date, Loans shall be denominated only in Dollars.

(c)     On the Conversion Date, each Revolving Lender (each a “Selling Revolving Lender”) shall sell, and each other Revolving Lender (each a “Purchasing Revolving Lender”) shall purchase, without recourse, from one or more Selling Revolving Lenders an assignment or participation of the outstanding Revolving Loans and participations obligations with respect to the Swing Loans held by such Selling Revolving Lenders in such amounts as shall be necessary to cause each Purchasing Revolving Lender and each Selling Revolving Lender to share the Total Outstandings and Swing Loan participation interests in accordance with their respective Pro Rata Shares of such amounts. Each Purchasing Revolving Lender agrees that this purchase obligation shall be absolute and unconditional. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of the assignments or participations purchased under this Section 8.2(c) and will in each case notify the Lenders following any such assignment or participation. Each Purchasing Revolving Lender that purchases an assignment pursuant to this Section 8.2(c) shall be deemed to have complied with Section 13.3 and shall have all of the rights and obligations of an assignee hereunder (without the necessity of complying with Section 13.3.1(d)) with respect to the assigned Revolving Loans or participation interests.

8.3     Amendments.   No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)     waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.1, other than as provided for in Section 8.1) without the written consent of such Lender; provided that the Euro Swing Commitment or either Foreign Currency Swing Commitment may be increased with the consent of only the Borrowers and the Euro Swing Lender or the Appropriate Foreign Currency Swing Lender, as applicable;

(c)     postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

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(d)     reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to subclause (iii) of the second proviso to this Section 8.3) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.15 or waive any obligation of any Borrower to pay interest as set forth in Section 2.15;

(e)     change Section 12.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)     change the definition of “Dollar Pro Rata Share,” “Multi-Currency Pro Rata Share” or “Pro Rata Share” without the written consent of each Lender directly affected thereby;

(g)     change Section 1.6 or the definition of “Agreed Currency” without the written consent of each Multi-Currency Revolving Lender;

(h)     change Section 8.2 without the written consent of each Revolving Lender;

(i)     release Visa Inc. from liability under the Guarantee without the written consent of each Revolving Lender; or

(j)     change any provision of this Section or the definition of “Required Lenders” or any other provision or definition hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the affected Swing Lender in addition to the Lenders required above, affect the rights or duties of such Swing Lender under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iv) Schedule 1 may be amended by the Administrative Agent as provided in the last sentence of Section 13.3.1 or to otherwise give effect to amendments or modifications effected pursuant hereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

8.4     Preservation of Rights.   No delay or omission of any Lender or the Administrative Agent to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of any Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any

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single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX - GENERAL PROVISIONS

9.1     Survival of Representations.   All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Revolving Advance or Swing Loan, and shall continue in full force and effect as long as any Revolving Advance, Swing Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.2     [Intentionally Omitted].

9.3     Headings.   Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4     Entire Agreement.   The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.5     Several Obligations; Benefits of this Agreement.   The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.9 and 10.7 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6     Expenses; Indemnification.   (a) Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent and each Related Party of any of the foregoing Persons (in the case of fees and charges of counsel, limited to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for

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herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)     Each Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including, without limitation, the reasonable fees, charges and disbursements of one counsel for the Indemnitees, unless the Indemnitees have conflicting interests that cannot reasonably be represented by one counsel, in which case such expenses shall include the reasonable fees, charges and disbursements of no more than such number of counsels as are necessary to represent such conflicting interests), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous waste or substance on or from any Property owned or operated by any Borrower or any of its Subsidiaries, or any environmental liability related in any way to any Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim brought by the Administrative Agent, an Arranger or a Lender (or any of their Related Parties) against the Administrative Agent, an Arranger or any other Lender (or any of their Related Parties) if such claim does not arise out of any act or omission of any Borrower. This Section 9.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

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(c)     To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Arrangers, the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Arrangers, the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the percentage that the aggregate Commitments of such Lender hereunder is of the aggregate Commitments of all Lenders, or, if all the Commitments have been terminated or have expired, the percentage that the aggregate principal amount of the Obligations owed (including by way of funded participations) to such Lender hereunder is of the aggregate principal amount of the Obligations owed (including by way of funded participations) to all the Lenders hereunder) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers in their capacity as such, the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Arrangers or the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.16(i).

(d)     To the fullest extent permitted by applicable law, each of the parties hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except for damages arising out of the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e)     All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)     The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

9.7     Non-reliance.   Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.

9.8     Severability of Provisions.   If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not

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invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.8, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally, as determined in good faith by the Administrative Agent or the Swing Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.9     Nonliability of Lenders.   The relationship between each Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. None of the Administrative Agent, the Arrangers nor any Lender shall have any fiduciary responsibility to any Borrower. None of the Administrative Agent, the Arrangers nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each Borrower agrees that the Administrative Agent shall not have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of the party from which recovery is sought.

9.10     Confidentiality.   Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates (including the Arrangers) and to its and its Affiliates’ (including the Arrangers’) respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and the disclosing party will be responsible for any breaches of this Section by such Persons), (b) to the extent requested (but only to the extent so requested) by any bank examiner or banking regulatory authority having jurisdiction over it, or to the extent required (but only to the extent so required) by any other regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required (but only to the extent so required) by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or securitization transaction relating to any Borrower and its obligations, (g) with the prior written consent of the applicable Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach by it of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates (including the Arrangers) on a nonconfidential basis from a source other than the applicable Borrower or its Subsidiaries, Affiliates (including the Arrangers) or Related Parties, provided that such source is not known to the Administrative Agent or any

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Lender, after reasonable inquiry, to be bound by an obligation of confidentiality. The Administrative Agent and each of the Lenders agree that if any of them is requested or required, as applicable, to disclose Confidential Information pursuant to clause (b) or (c) above (other than to a bank examiner having jurisdiction over it), they will, to the extent they may lawfully do so, prior to any disclosure, notify the applicable Borrower in writing and provide the applicable Borrower with copies of any such written request or demand so that the applicable Borrower may seek a protective order or other appropriate remedy or waive in writing compliance with the provisions of this Agreement to the extent necessary. The breach by the Administrative Agent or any Lender under this Section shall not be used by any Borrower as a defense to payment of, or the basis for set-off against or the failure to pay, any sums due hereunder.

9.11     No Advisory or Fiduciary Responsibility.   In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as, an advisor, agent or fiduciary for any Borrower or any of its Affiliates or any other Person and (B) none of the Administrative Agent, the Arrangers or the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests to any Borrower or any of its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby, except for claims involving the gross negligence or willful misconduct of the Administrative Agent, the Arrangers or the Lenders.

9.12     Disclosure.   Each Borrower and each Lender hereby acknowledges and agrees that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Borrower and its Affiliates.

9.13     Termination of Existing Agreement.   The Lenders which are parties to the Existing Agreement hereby waive the notice requirement set forth in the Existing Agreement for terminating the commitments under the Existing Agreement and agree that the Existing Agreement shall be terminated on the Closing Date (except for any provisions thereof which by their terms survive termination thereof).

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ARTICLE X - THE ADMINISTRATIVE AGENT

10.1     Appointment and Authority.   Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2     Rights as a Lender.   The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3     Exculpatory Provisions.   The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally; and

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(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 8.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by a Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4     Reliance by Administrative Agent.   The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5     Delegation of Duties.   The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent with reasonable care; provided that the Administrative Agent shall give the Borrowers prior written notice of the delegation of any of its material duties to any such agent or sub-agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent

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and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6     Resignation of Administrative Agent.

(a)       The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, with the consent of the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.1(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged

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therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7     Non-Reliance on Administrative Agent and Other Lenders.   Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8     No Other Duties, Etc.   Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agent, Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

10.9     Administrative Agent May File Proofs of Claim.   In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding of any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11 and 9.6) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel and any other amounts due the Administrative Agent under Sections 2.11 and 9.6.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI - GUARANTEE

Visa Inc. agrees, to induce the other parties to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, as follows:

11.1     Guarantee.   Visa Inc. hereby guarantees to the Lenders and the Administrative Agent the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. Visa Inc. hereby further agrees that if any other Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations owing by it, Visa Inc. will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations owing by any other Borrower, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 11.1 is a continuing guaranty and is a guaranty of payment and is not merely a guaranty of collection and shall apply to all Guaranteed Obligations of each Borrower whenever arising.

11.2     Acknowledgments, Waivers and Consents.     Visa Inc. agrees that its obligations under Section 11.1 shall, to the fullest extent permitted by applicable law, be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guaranty therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, to the fullest extent permitted by applicable law, Visa Inc. agrees that:

11.2.1 The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Article XI in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of Visa Inc., or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Section 11.2.1:

(a)       any modification or amendment (including without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of any Commitment;

(b)       any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;

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(c)     any application of the proceeds of any other guarantee (including without limitation the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;

(d)     any release of any other Person (including without limitation any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(e)     any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including without limitation any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(f)     any proceeding against any Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article XI;

(g)     the entering into such other transactions or business dealings with any Borrower, any Subsidiary or Affiliate of any Borrower or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or

(h)     all or any combination of any of the actions set forth in this Section 11.2.1.

11.2.2 The enforceability and effectiveness of this Article XI and the liability of Visa Inc., and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Article XI shall not be affected, limited, reduced, discharged or terminated, and Visa Inc. hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(a)     the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(b)     any disability or other defense with respect to all or any part of the Guaranteed Obligations (other than payment in full), including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;

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(c)     the illegality, invalidity or unenforceability of any security for or other guarantee (including without limitation any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

(d)     the cessation, for any cause whatsoever, of the liability of any Borrower or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 11.3, by reason of the full payment of all Guaranteed Obligations);

(e)     any failure of the Administrative Agent or any Lender to marshal assets in favor of any Borrower or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that any Borrower may be in default of its obligations under any Loan Document;

(f)     any counterclaim, set-off or other claim which any Borrower or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations;

(g)     any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(h)     any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(i)     any action taken by the Administrative Agent or any Lender that is authorized by this Section 11.2 or otherwise in this Article XI or by any other provision of any Loan Document or any omission to take any such action; or

(j)     any other circumstance whatsoever (other than payment in full) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

11.2.3 To the fullest extent permitted by law, Visa Inc. expressly waives, for the benefit of the Administrative Agent and the Lenders, (a) all diligence, promptness, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, (b) any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any

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of the Guaranteed Obligations, (c) all notices of acceptance of this Article XI or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations, (d) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal and (e) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties.

11.3     Reinstatement.   The obligations of Visa Inc. under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations is rescinded or must otherwise be restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.4     Subrogation.   Visa Inc. hereby agrees that, until the final payment in full of all Guaranteed Obligations and the expiration or termination of the Commitments under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation, reimbursement, contribution or otherwise, against the other Borrowers or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

11.5     Remedies.   Visa Inc. agrees that, as between Visa Inc. and the Administrative Agent and the Lenders, the obligations of any Borrower under this Agreement, the Notes or any other Loan Documents may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations of any other Borrower shall forthwith become due and payable by Visa Inc. for purposes of said Section 11.1.

11.6     Payments.   All payments by Visa Inc. under this Article XI shall be made without deduction, set-off or counterclaim at the place specified in Section 2.16.

11.7     Solvency.   Visa Inc. represents and warrants to the Administrative Agent and the Lenders that, as of the Closing Date, it is solvent.

ARTICLE XII - SETOFF; RATABLE PAYMENTS

12.1     Setoff.   In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Event of Default under Section 7.2 occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due; provided that this Section 12.1 shall not apply to amounts attributable or in any way

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related to the clearing and settlement of Visa card products or travelers checks or any other transaction for which any Borrower performs clearing or settlement services; and provided further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over by such Defaulting Lender immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.29 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.2     Ratable Payments.   Without limiting the provisions of Section 2.16(g), if any Revolving Lender, whether by setoff or otherwise, has payment made to it upon its Revolving Loans (other than payments received pursuant to Section 3.1, 3.4 or 3.5 or as otherwise provided herein) or its participation in Swing Loans in a greater proportion than that received by any other Revolving Lender, such Revolving Lender agrees, promptly upon demand, to purchase a portion of the Revolving Loans (or such participations in Swing Loans) held by the other Revolving Lenders so that after such purchase each Revolving Lender will hold its pro rata share of all Revolving Loans (and all participations in Swing Loans), as contemplated by this Agreement.

ARTICLE XIII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1     Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise permitted herein, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 13.3, (b) by way of participation in accordance with the provisions of Section 13.2 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.3.3 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.2 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.2     Participations.

    13.2.1     Permitted Participants; Effect.   Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing

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Loans) owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrowers, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (d) except in the case of any such participation sold to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, each such participation shall be in an amount of not less than U.S.$10,000,000, or shall be in an amount of such Lender’s entire remaining Commitment and the Loans at the time owing to it. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.3 that affects such Participant. Subject to Section 13.2.2, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3 (it being understood that the documentation required under Section 3.1(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.6 and 2.28 as if it were an assignee under Section 13.3 and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4 or 3.5, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with Visa Inc.’s prior written consent. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent

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manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

    13.2.2 Limitation upon Participant Rights.   A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.6 as though it were a Lender.

13.3     Assignments.

    13.3.1 Permitted Assignments.   Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.3.1, participations in Swing Loans) at the time owing to it); provided that:

    (a)       except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment assigned (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Visa Inc. otherwise consents (each such consent not to be unreasonably withheld or delayed);

    (b)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not apply to a Swing Lender’s rights and obligations in respect of Swing Loans without the consent of Visa Inc. which shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing;

    (c)       (i) any assignment of a Dollar Revolving Commitment or a Multi-Currency Revolving Commitment must be approved by the Administrative Agent, each Swing Lender and, unless an Event of Default has occurred and is continuing, Visa Inc. (provided that such approvals shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Eligible Affiliate or Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and (ii) any assignment by a Swing Lender of any Commitment to make Swing Loans must be approved by Visa Inc. unless an Event of Default has occurred and is continuing (provided that such approval shall not be unreasonably withheld or delayed);

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(d)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (payable by the assignor Lender or the assignee Lender) in the amount of U.S.$3,500, unless waived by the Administrative Agent in its sole discretion, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(e)     in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and unfunded participations in Swing Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.3.2, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance

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with Section 13.2. The Administrative Agent is hereby authorized and directed to amend Schedule 1 from time to time to reflect any assignment or transfer pursuant to this Section 13.3.1 or Section 2.28, and the addition of any Lender pursuant to Section 2.27 and to deliver such amended Schedule 1 to the Borrowers and each Lender.

13.3.2 Register.   The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at its applicable Lending Installation within the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register. This Section 13.3.2 shall be construed so that the Loans (including principal and interest) are at all times maintained in “registered form” under Section 5f.103-1(c) of the United States Treasury Regulations.

13.3.3 Certain Pledges.   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.3.4 Electronic Execution of Assignments.   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state Laws based on the Uniform Electronic Transactions Act.

13.3.5 Resignation as Swing Lender after Total Assignment.   Notwithstanding anything to the contrary contained herein, if at any time any Swing Lender assigns all of its Commitment and Loans pursuant to Section 13.3.1 (other than its Commitment to make Swing Loans and Swing Loans outstanding under such Commitment), such Swing Lender may, upon 30 days’ notice to the Borrowers, resign as a Swing Lender. In the event of any such resignation as a Swing Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swing Lender hereunder (subject to the

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consent of such proposed successor Swing Lender); provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the retiring Swing Lender as a Swing Lender. If any Swing Lender resigns as a Swing Lender, it shall retain all the rights of a Swing Lender provided for hereunder with respect to its Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swing Loans pursuant to Section 2.24. Upon the appointment of a successor Swing Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Lender.

13.4     Tax Treatment.   If any interest in any Loan Document is transferred to any Eligible Assignee which is organized under the Laws of any jurisdiction other than the United States or any State thereof, the transferor Revolving Lender shall cause such Eligible Assignee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.1.

ARTICLE XIV - NOTICES

14.1     Notices.   (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to any Borrower, the Administrative Agent or the Swing Lenders, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 3; and

(ii)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number at its applicable Lending Installation.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent upon the sender’s receipt of confirmation of proper transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process on any Lender or notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     The Platform.   THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability arising therefrom to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

14.2     Change of Address.   Each of the Borrowers, the Administrative Agent and the Swing Lenders may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Borrower, by notice to the Administrative Agent). Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Swing Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities Laws.

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14.3     Reliance by Administrative Agent and Lenders.   The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (b) the terms thereof, as understood in good faith by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the good faith reliance by such Person on each notice purportedly given by or on behalf of such Borrower, so long as such Persons are not grossly negligent in so relying. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

ARTICLE XV - COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile or .pdf transmission that it has taken such action.

ARTICLE XVI - CHOICE OF LAW; CONSENT TO JURISDICTION;

WAIVER OF JURY TRIAL

16.1     CHOICE OF LAW.   THIS AGREEMENT AND ALL OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

16.2     CONSENT TO JURISDICTION.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT IF FOR ANY REASON SUCH NEW YORK STATE OR FEDERAL COURTS CANNOT OR WILL NOT ACCEPT JURISDICTION OVER ANY SUCH ACTION OR PROCEEDING, THE EXCLUSIVITY OF JURISDICTION OF SUCH NEW YORK STATE AND FEDERAL COURTS SHALL NOT APPLY. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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16.3     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.4     USA PATRIOT Act Notice.   Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

[Remainder of page intentionally blank;

Signature Pages follow.]

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IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

VISA INC.

By:	/s/ Richard Laiderman

Name:	Richard Laiderman

Title:	Treasurer

VISA INTERNATIONAL SERVICE ASSOCIATION

By:	/s/ Richard Laiderman

Name:	Richard Laiderman

Title:	Treasurer

VISA U.S.A. INC.

By:	/s/ Richard Laiderman

Name:	Richard Laiderman

Title:	Treasurer

Signature Page to 364-Day Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Anthea Del Bianco

Name:	Anthea Del Bianco

Title:	Vice President

Signature Page to 364-Day Revolving Credit Agreement

BANK OF AMERICA, N.A., as Euro Swing Lender, as a Lender and as a U.S. Swing Lender

By:	/s/ Scott W. Reynolds

Name:	Scott W. Reynolds

Title:	Director

Signature Page to 364-Day Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender, as Sterling Swing Lender, as a U.S. Swing Lender and as Yen Swing Lender

By:	/s/ Richard J. Poworoznek

Name:	Richard J. Poworoznek

Title:	Executive Director
JPMorgan Chase Bank, N.A.

Signature Page to 364-Day Revolving Credit Agreement

CITIBANK, N.A., as a Lender and as a U.S. Swing Lender

By:	/s/ Maureen Maroney

Name:	Maureen Maroney

Title:	Vice President

Signature Page to 364-Day Revolving Credit Agreement

STANDARD CHARTERED BANK, as a Lender and as a U.S. Swing Lender

By:	/s/ Johanna Minaya

Name:	Johanna Minaya

Title:	Associate Director
Capital Markets

By:	/s/ Robert K. Reddington

Name:	Robert K. Reddington

Title:	Documentation Manager
Credit Documentation Unit, WB Legal-Americas

Signature Page to 364-Day Revolving Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender and as a U.S. Swing Lender

By:	/s/ Oscar D. Cortez

Name:	Oscar D. Cortez

Title:	Vice President

Signature Page to 364-Day Revolving Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as a U.S. Swing Lender

By:	/s/ Kurban H. Merchant

Name:	Kurban H. Merchant

Title:	Vice President

Signature Page to 364-Day Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a U.S. Swing Lender

By:	/s/ Dhiren Desai

Name:	Dhiren Desai

Title:	Vice President

Signature Page to 364-Day Revolving Credit Agreement

THE BANK OF CHINA, as a Lender and as a U.S. Swing Lender

By:	/s/ Haiyong Yang

Name:	Haiyong Yang

Title:	Vice President and Branch Manager

Signature Page to 364-Day Revolving Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as a Lender and as a U.S. Swing Lender

By:	/s/ Eoin Roche

Name:	Eoin Roche

Title:	Executive Director

By:	/s/ Robert Casey

Name:	Robert Casey

Title:	Authorized Signatory
Canadian Imperial Bank Of Commerce, New York Agency

Signature Page to 364-Day Revolving Credit Agreement

BARCLAYS BANK PLC, as a Lender and as a U.S. Swing Lender

By:	/s/ Mark Timms

Name:	Mark Timms

Title:	Vice President, Debt Finance

Signature Page to 364-Day Revolving Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender and as a U.S. Swing Lender

By:	/s/ Mark Walton

Name:	Mark Walton

Title:	Authorized Signatory

Signature Page to 364-Day Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender and as a U.S. Swing Lender

By:	/s/ George Manchenko

Name:	George Manchenko

Title:	Director

Signature Page to 364-Day Revolving Credit Agreement

SCHEDULE 1

COMMITMENT SCHEDULE

Multi-Currency Revolving Lenders	Multi-Currency Revolving Commitment Amount (Dollar Amount)

Bank of America, N.A.	$285,000,000
JPMorgan Chase Bank, N.A.	$285,000,000
Citibank, N.A.	$285,000,000
Standard Chartered Bank	$285,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$285,000,000
U.S. Bank National Association	$285,000,000
Wells Fargo Bank, National Association	$285,000,000
Bank of China, Los Angeles Branch	$285,000,000
Canadian Imperial Bank of Commerce, New York Agency	$285,000,000
Barclays Bank PLC	$145,000,000
Goldman Sachs Bank USA	$145,000,000
HSBC Bank USA, National Association	$145,000,000
TOTAL	$3,000,000,000

Dollar Revolving Lenders	Dollar Revolving Commitment Amount

TOTAL

U.S. Swing Lenders	U.S. Swing Commitment Amount

Bank of America, N.A.	$285,000,000
JPMorgan Chase Bank, N.A.	$285,000,000
Citibank, N.A.	$285,000,000
Standard Chartered Bank	$285,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$285,000,000
U.S. Bank National Association	$285,000,000
Wells Fargo Bank, National Association	$285,000,000
Bank of China, Los Angeles Branch	$285,000,000
Canadian Imperial Bank of Commerce, New York Agency	$285,000,000
Barclays Bank PLC	$145,000,000
Goldman Sachs Bank USA	$145,000,000
HSBC Bank USA, National Association	$145,000,000

Euro Swing Lender	Euro Swing Commitment Amount (Dollar Amount)

Bank of America, N.A.	$300,000,000

Sterling Swing Lender	Foreign Currency (Sterling) Swing Commitment Amount (Dollar Amount)

JPMorgan Chase Bank, N.A.	$300,000,000

2	Schedule 1

Yen Swing Lender	Foreign Currency (Yen) Swing Commitment Amount (Dollar Amount)

JPMorgan Chase Bank, N.A., Tokyo Branch	$300,000,000

Swing Lender	Maximum Swing Commitment Amount (Dollar Amount)

Bank of America, N.A.	$300,000,000
JPMorgan Chase Bank, N.A.	$300,000,000

3	Schedule 1

SCHEDULE 2

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS

Eurocurrency Advances	0.625%	0.750%	0.875%	1.000%	1.125%
Foreign Currency Swing Loans, Euro Swing Loans and U.S. Swing Loans	0.585%	0.700%	0.815%	0.920%	1.025%
Base Rate Advances	0.000%	0.000%	0.000%	0.000%	0.125%

COMMITMENT FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee	0.040%	0.050%	0.060%	0.080%	0.100%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Applicable Borrower” means Visa Inc.

“Level I Status” exists at any date if, on such date, the Applicable Borrower’s Moody’s Rating is Aa3 or better and the Applicable Borrower’s S&P Rating is AA- or better.

“Level II Status” exists at any date if, on such date, (i) the Applicable Borrower has not qualified for Level I Status and (ii) the Applicable Borrower’s Moody’s Rating is A1 or better and the Applicable Borrower’s S&P Rating is A+ or better.

“Level III Status” exists at any date if, on such date, (i) the Applicable Borrower has not qualified for Level I Status or Level II Status and (ii) the Applicable Borrower’s Moody’s Rating is A2 or better and the Applicable Borrower’s S&P Rating is A or better.

“Level IV Status” exists at any date if, on such date, (i) the Applicable Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Applicable Borrower’s Moody’s Rating is A3 or better and the Applicable Borrower’s S&P Rating is A- or better.

“Level V Status” exists at any date if, on such date, the Applicable Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Applicable Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

1	Schedule 2

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Applicable Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Commitment Fee Rate shall be determined in accordance with the foregoing table based on the Applicable Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. In the event there is a numerical difference between the Moody’s Rating and the S&P Rating of (i) one Level, the then-applicable Status shall be whichever results in the numerically higher (with Level I Status being highest) Level, or (ii) two or more Levels, the then-applicable Status shall be one Level below the higher of such Levels. If at any time the Applicable Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

2	Schedule 2

SCHEDULE 3

CERTAIN LENDING INSTALLATION AND NOTICE ADDRESSES

Administrative Agent:

Name:	Bank of America, N.A.
Agency Management
Address:	1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, California 94103
Attn: Anthea Del Bianco, Vice President
Tel:	415-436-2776
Fax:	415-503-5101
Email:	anthea.del_bianco@baml.com

With a copy to:

Name:	Bank of America, N.A.
Address:	901 Main Street, 64th Floor
Mail Code: TX1-492-64-01
Dallas, Texas 75202-3714
Attn: Scott W. Reynolds, Director
Tel:	214-209-0561
Fax:	972-728-6138
Email:	scott.w.reynolds@baml.com

Borrowers:

Name:	Visa Inc., Visa International Service Association and/or Visa U.S.A. Inc.
Address:	900 Metro Center Boulevard
Treasury, Mailstop M1-6C
Foster City, CA 94404
Attn: Richard Laiderman / Chris Salmon
Tel:	650-432-2263 / 650-432-5238
Fax:	650-432-4679
Email:	rlaiderm@visa.com / csalmon@visa.com

With a copy to:

Name:	Visa Inc. and/or Visa U.S.A. Inc.
Address:	900 Metro Center Boulevard
Attention: General Counsel
Mailstop: M1-12H
Foster City, CA 94404
Fax:	650-432-5167
Email:	jfloum@visa.com

1	Schedule 3

Name:	Visa International Service Association
Address:	900 Metro Center Boulevard
Attention: General Counsel
Mailstop: M1-12H
Foster City, CA 94404
Fax:	650-432-5167
Email:	tmguinne@visa.com

Notices for Revolving Loans:

Name:	Bank of America, N.A.
Address:	101 N Tryon Street
Mail Code: NC1-001-05-46
Charlotte, North Carolina 28255-0001
Attn: Monique Haley
Tel:	980-388-1043
Fax:	704-719-8510
Email:	monique.haley@baml.com

Payment Instructions for Revolving Loans:

For Dollars:

Name:	Bank of America, N.A.
Routing Transit/
ABA Number:	026009593
Name of Account:	Corporate Credit Services
Account Number:	1366212250600
Reference:	Visa Inc

For Euros:

Name:	Bank of America, London
Swift Address:	BOFAGB22
Name of Account:	N/A
Account Number:	65280019
Reference:	Visa Inc
Attention:	Credit Services

For Pounds Sterling:

Name:	Bank of America, London
London Sort Code:	16-50-50
Swift Address:	BOFA GB22
Name of Account:	N/A
Account Number:	65280027
Reference:	Visa Inc
Attention:	Credit Services

2	Schedule 3

For Yen:

Name:	Bank of America, Tokyo
Swift Address:	BOFAJPJX
Name of Account:	N/A
Account Number:	606490661046
Reference:	Visa Inc
Attention:	Credit Services

Notices for U.S. Dollar Swing Loans:

Name:	Bank of America, N.A.
Address:	101 N Tryon Street.
Mail Code: NC1-001-05-46
Charlotte, North Carolina 28255-0001
Attn: Monique Haley
Tel:	980-388-1043
Fax:	704-719-8510
Email:	monique.haley@baml.com

Payment instructions for U.S. Dollar Swing Loans:

Name:	Bank of America, N.A.
Routing Transit/
ABA Number:	026009593
Name of Account:	Corporate Credit Services
Account Number:	1366212250600
Reference:	Visa Inc

Name:	JPMorgan Chase Bank, N.A.
Routing Transit/
ABA Number:	021000021
Name of Account:	LS2 Incoming Account
Account Number:	9008113381H1156
Attention:	Loan & Agency
Reference:	Visa Inc

Name:	Citibank, N.A.
Routing Transit/
ABA Number:	021-000-089
Name of Account:	SSB
Account Number:	4078-4524
Attention:	Loan Administration

Name:	Standard Chartered Bank
Routing Transit/
ABA Number:	026-002-561
In Favor of:	SCB NY Credit Operations
Account Number:	3582-088462-001
Attention:	V. Faltine
Reference:	Visa Inc.

3	Schedule 3

Name:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Routing Transit/
ABA Number:	0260-0963-2
Account Number:	97770191
Attention:	Loan Operations Dept.
Reference:	Visa 364-day $3BN RCF

Name:	U.S. Bank, National Association
Routing Transit/
ABA Number:	123000220
Name of Account:	Commercial Loan Servicing West
Account Number:	00340012160600
Attention:	Complex Credits
Reference:	Visa, Inc.

Name:	Wells Fargo Bank, National Association
Routing Transit/
ABA Number:	121000248
Name of Account:	WLS - Denver
Account Number:	00029694050720
Reference:	Visa

Name:	Bank of China, Los Angeles Branch
Routing Transit/
ABA Number:	026-003-269
Name of Account:	Visa, Inc.
Account Number:	01002186
Attention:	Wenzhen Zhang, Loan Administration (VISA)

Name:	Canadian Imperial Bank of Commerce, New York Agency
Routing Transit/
ABA Number:	021-000-018
Name of Account:	CIBC NEW YORK
Account Number:	890-0331-046
Reference:	Visa Inc.

Name:	Barclays Bank PLC
Routing Transit/
ABA Number:	026 002 574
Name of Account:	Clad Control Account
Account Number:	050-019104

Name:	Goldman Sachs Bank USA
SWIFT Code:	CITIUS33
Routing Transit/
ABA Number:	021000089
Bank Name:	CITIBANK N.A.
Account Number:	30627664

4	Schedule 3

Name:	HSBC Bank USA, National Association
Routing Transit/
ABA Number:	021001088
Name of Account:	Syndications & Assets
Account Number:	001940503
Reference:	Visa Inc.

Notices for Sterling Swing Loans:

Name:	JPMorgan Chase Bank, N.A., London
European Loan Operations
Address:	4th Floor Prestige Knowledge Park
Near Marathalli Junction, Outer Ring Road
Kadabeesanahalli, Vathur Hobli, Bangalore 560087
Attn: Veena B. Gowda
Tel:	91-80-41760745
Fax:	44 (0)20 7492 3297
Email:	european.loan.operations@jpmchase.com

Payment instructions for Sterling Swing Loans:

Name:	JPMorgan Chase Bank, N.A., London (CHASGB2L)
Direct Sort Code:	60-92-42
Name of Account:	JPMorgan Chase Bank N.A., London – Loan Account
Account Number:	41563101
IBAN:	GB16CHAS60924241563101
Reference:	ELODELNS (Visa Inc.)

Notices for Yen Swing Loans:

Name:	JPMorgan Chase Bank, N.A.
Address:	Tokyo Building, 2-7-3, Marunouchi
Chiyoda-ku, Tokyo, 100-6432, Japan
Tel:	81-3-6736-6706
Fax:	81-3-6736-7539
Email:	tokyo_loan_ops@jpmorgan.com

Payment Instructions for Yen Swing Loans:

Name:	JPMorgan Chase Bank, N.A., Tokyo (CHASJPJT)
Routing Transit/
ABA Number:	N/A
Name of Account:	JPMorgan Chase Bank N.A., London (CHASGB2L)
Account Number:	0195006713
Reference:	ELODELNS (Visa Inc.)

5	Schedule 3

Notices for Euro Swing Loans:

Name:	Bank of America, N.A.
Address:	26 Elmfield Road
Bromley, BR1 1WA
United Kingdom
Tel:	44-208-695-3389
Fax:	44-208-313-2149
Contact:	Gary Durrell, Loan Service
Email:	Emea.6647LoanService@bankofamerica.com

Payment Instructions for Euro Swing Loans:

Name:	Bank of America, London Branch
SWIFT Code:	BOFAGB22
Name of Account:	Loan Service
Account Number:	34915051
Reference:	Loan Service/ 047 / Visa Inc

6	Schedule 3

SCHEDULE 4

CALCULATION OF MANDATORY COST RATE FOR

EUROCURRENCY LOANS, STERLING SWING LOANS AND EURO SWING LOANS

1.	The Mandatory Cost Rate (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

A	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

B	the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) or on the Borrowing Date of a Swing Loan, as applicable, the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of any Borrower, deliver to such Borrower a statement setting forth in reasonable detail the calculation of any Mandatory Cost Rate.

3.

The Additional Cost Rate for any Lender lending from a Lending Installation in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Installation) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Installation.

4.	The Additional Cost Rate for any Lender lending from a Lending Installation in the United Kingdom will be calculated by the Administrative Agent as follows:

A	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

B	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

1	Schedule 4

Where:

“A”

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”

is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost Rate and any interest charged on overdue amounts pursuant to Section 2.15) payable for the relevant Interest Period or day, as applicable, of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

A	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

B

“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

C

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

D	“Reference Banks” means, in connection with the determination of the Mandatory Cost Rate, the principal London offices of Bank of America and JPMorgan Chase Bank; and

E	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative

2	Schedule 4

result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent or any Borrower, each Reference Bank with a Lending Installation in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrowers, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

A	the jurisdiction of the Lending Installation out of which it is making available its participation in the relevant Loan; and

B	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Installation.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

3	Schedule 4

13.

The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

4	Schedule 4

SCHEDULE 5.7

LITIGATION

Multidistrict Litigation Proceedings, as set forth in Note 21 to the financial statements included in Visa Inc.’s Annual Report on Form 10-K for the 2012 fiscal year on file with the U.S. Securities and Exchange Commission.

1	Schedule 5.7

EXHIBIT A

INTENTIONALLY OMITTED

1	Exhibit A

EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain 364-Day Revolving Credit Agreement dated as of January 31, 2013 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Visa Inc. (“Visa Inc.”), Visa International Service Association (“Visa International”) and Visa U.S.A. Inc. (“Visa U.S.A.”, together with Visa Inc. and Visa International, each a “Borrower” and collectively the “Borrowers”), the lenders party thereto (“Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)    I am the duly elected [                    ] of each Borrower;

(2)    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each Borrower and its Subsidiaries during the fiscal [quarter][year] of Visa Inc. ended [                    , 20    ];

(3)    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default which continues as of the date of this Compliance Certificate, except as set forth below; and

(4)    Schedule I attached hereto sets forth financial data and computations evidencing Visa Inc.’s compliance with Section 6.17 of the Agreement as of [                    , 20    ], all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

1	Exhibit B

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered in connection with this Certificate in support hereof, are made and delivered this      day of                                 , 20    .

Name:
Title:

2	Exhibit B

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                     , 20     with

Provisions of Section 6.17 of

the Agreement

3	Exhibit B

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Swing Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an
Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers: Visa Inc., Visa International Service Association and Visa U.S.A. Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:         364-Day Revolving Credit Agreement, dated as of January 31, 2013, among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as the Administrative Agent.

1 Select as applicable.

1	Exhibit C

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments or Loans for all Applicable Lenders[2]	Amount of Applicable Commitments or Loans Assigned[3]	Percentage Assigned of Applicable Commitments or Loans[4]	CUSIP Number
Dollar Revolving Commitment	$	$	%
Multi-Currency Revolving Commitment	$	$	%
U.S. Swing Commitment	$	$	%
Euro Swing Commitment	$	$	%
Foreign Currency Swing Commitment	$	$	%

[7.	Trade Date: ][5]

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Amount to be adjusted by the counterparties to take into account any commitment reductions or any payments or prepayments made between the Trade Date and the Effective Date.

3 Amount to be adjusted by the counterparties to take into account any commitment reductions or any payments or prepayments made between the Trade Date and the Effective Date.

4 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2	Exhibit C

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

3	Exhibit C

[Consented to and]6 Accepted:

BANK OF AMERICA, N.A., as

  Administrative Agent

By:
Title:

[Consented to:]7

By:
Title:

6 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

7 To be added only if the consent of Visa Inc. and/or other parties (e.g. Swing Lenders) is required by the terms of the Credit Agreement.

4	Exhibit C

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

VISA INC., VISA INTERNATIONAL SERVICE ASSOCIATION AND VISA U.S.A. INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.        Representations and Warranties.

1.1.    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

5	Exhibit C

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

6	Exhibit C

EXHIBIT D

INTENTIONALLY OMITTED

1	Exhibit D

EXHIBIT E

NOTE

[Date]

[VISA INC.] [VISA INTERNATIONAL SERVICE ASSOCIATION] [VISA U.S.A. INC.], a Delaware corporation (the “Borrower”), promises to pay                                                       (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the place and in the currency specified pursuant to Article II of the Agreement, together with interest on the unpaid principal amount hereof at the rates, in the currencies and on the dates set forth in the Agreement. The Borrower shall pay the unpaid principal of and accrued and unpaid interest on the Loans made by the Lender to the Borrower in full on the Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount, the Class and currency of each Loan and the date, amount, Class and currency of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the 364-Day Revolving Credit Agreement dated as of January 31, 2013 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders party thereto and Bank of America, N.A., as the Administrative Agent, to which the Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

[VISA INC.] [VISA INTERNATIONAL SERVICE ASSOCIATION] [VISA U.S.A. INC]

By:

Print Name:

Title:

1	Exhibit E

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                             ,

DATED                     ,

Date	Class of Loan	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

2	Exhibit E

EXHIBIT F

FORM OF REVOLVING ADVANCE BORROWING NOTICE

Date:

To:	To Bank of America, N.A.,
as Administrative Agent under
the Credit Agreement described below.

Ladies and Gentlemen:

The undersigned, [Visa Inc.] [Visa International Service Association] [Visa U.S.A. Inc.], refers to the 364-Day Revolving Credit Agreement, dated as of January 31, 2013 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein and Bank of America, N.A., as the Administrative Agent (terms defined therein being used herein as therein defined), and hereby gives you notice irrevocably, pursuant to Section 2.8 of the Credit Agreement, of the Revolving Advance specified below:

(a)      The Borrowing Date, which shall be a Business Day, of the proposed Revolving Advance is                     , 20   .

(b)      The aggregate amount of the proposed Revolving Advance is U.S.$                    .

(c)      The Class of the proposed Revolving Advance will be a [Dollar Revolving] [Multi-Currency Revolving] Advance.

(d)      The Type of the proposed Revolving Advance will be a [Base Rate] [Eurocurrency] Advance.

[(e)     The duration of the Interest Period for the Eurocurrency Advance included in the proposed Revolving Advance shall be                      [days][months].]

[(f)      The Agreed Currency applicable to the Eurocurrency Advance shall be                     .]

The undersigned hereby certifies that, immediately after giving effect to the requested Revolving Advance hereunder, the applicable limitations relating to the requested Revolving Advance set forth in Section 2.1 or Section 2.2, as applicable, of the Credit Agreement will not be exceeded.

[VISA INC.] [VISA INTERNATIONAL SERVICE ASSOCIATION] [VISA U.S.A. INC.]

By:

Name:

Title:

1	Exhibit F

By:

Name:

Title:

2	Exhibit F

EXHIBIT G

FORM OF SWING LOAN BORROWING NOTICE

Date:

To:	[Sterling Swing Lenders]
[Yen Swing Lenders]
[Euro Swing Lenders]
[U.S. Swing Lenders]
[Bank of America, N.A.,
as Administrative Agent under
the Credit Agreement described below.][1]

Ladies and Gentlemen:

The undersigned, [Visa Inc.] [Visa International Service Association] [Visa U.S.A. Inc.], refers to the 364-Day Revolving Credit Agreement, dated as of January 31, 2013 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein and Bank of America, N.A., as the Administrative Agent (terms defined therein being used herein as therein defined), and hereby gives you notice irrevocably, pursuant to Section 2.9 of the Credit Agreement, of the [Sterling Swing Loan] [Yen Swing Loan] [Euro Swing Loan] [U.S. Swing Loan] specified below:

(a) The Borrowing Date, which shall be a Business Day, of the proposed [Sterling Swing Loan] [Yen Swing Loan] [Euro Swing Loan] [U.S. Swing Loan] is                     , 20   .

(b) The Agreed Currency applicable to the Swing Loan will be [Pounds Sterling] [Yen] [Euros] [Dollars].

(c) The aggregate amount of the proposed [Sterling Swing Loan] [Yen Swing Loan] [Euro Swing Loan] [U.S. Swing Loan] is                     .2

The undersigned hereby certifies that, immediately after giving effect to the requested Swing Loan hereunder, the applicable limitations relating to the requested Swing Loan set forth in Section 2.4 of the Credit Agreement will not be exceeded.

[VISA INC.] [VISA INTERNATIONAL SERVICE ASSOCIATION] [VISA U.S.A. INC.]

1        In the case of a request for a Euro Swing Loan only.

2        The principal Equivalent Amount of any Swing Loan shall be at least in a principal Equivalent Amount of U.S.$1,000,000 and an integral multiple of 1,000,000 units of Pounds Sterling, Yen, Euros or Dollars, as applicable.

1	Exhibit G

By:

Name:

Title:

By:

Name:

Title:

2	Exhibit G

EXHIBIT H

FORM OF CONVERSION/CONTINUATION NOTICE

Date:

To:	To Bank of America, N.A.,
as Administrative Agent under
the Credit Agreement described below.

Ladies and Gentlemen:

The undersigned, [Visa Inc.] [Visa International Service Association] [Visa U.S.A. Inc.], refers to the 364-Day Revolving Credit Agreement, dated as of January 31, 2013 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein and Bank of America, N.A., as the Administrative Agent (terms defined therein being used herein as therein defined), and hereby gives you notice irrevocably, pursuant to Section 2.10 of the Credit Agreement, of the [conversion] [continuation] of the Revolving Advances specified below:

(a) The Conversion/Continuation Date is                         , 20   .

(b) The Class of the Loan to be [converted] [continued] is a [Dollar Revolving] [Multi-Currency Revolving] Loan.

(c) The aggregate amount of the Revolving Advances to be [converted] [continued] is [U.S.$]                  .

(d) The Revolving Advances are to be [converted into] [continued as] [Base Rate] [Eurocurrency] Advances.

[(e) The Agreed Currency applicable to the Eurocurrency Advance shall be                 .]

[(f) The duration of the Interest Period for the Eurocurrency Advances included in the [conversion] [continuation] shall be      [days][months].]

[VISA INC.] [VISA INTERNATIONAL SERVICE ASSOCIATION] [VISA U.S.A. INC.]

By:

Name:

Title:

3	Exhibit H

EXHIBIT I-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Revolving Credit Agreement, dated as of January 31, 2013 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein and Bank of America, N.A., as the Administrative Agent.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

1	Exhibit I-1

EXHIBIT I-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Revolving Credit Agreement, dated as of January 31, 2013 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein and Bank of America, N.A., as the Administrative Agent.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

1	Exhibit I-2

EXHIBIT I-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Revolving Credit Agreement, dated as of January 31, 2013 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein and Bank of America, N.A., as the Administrative Agent.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

1	Exhibit I-3

EXHIBIT I-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Revolving Credit Agreement, dated as of January 31, 2013 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein and Bank of America, N.A., as the Administrative Agent.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

1	Exhibit I-4